The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying  prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-76532

PROSPECTUS SUPPLEMENT (Subject to Completion) Issued October 21, 2002
(To Prospectus dated March 25, 2002)

4,000,000 Shares

COMMON STOCK

NPS Pharmaceuticals, Inc. is offering 4,000,000 shares of its common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “NPSP.” On October 18, 2002, the reported last sale price of our common stock on the Nasdaq National Market was $25.21 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-8 of this prospectus supplement.

PRICE $         A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to NPS
Per Share	$	$	$
Total	$	$	$

NPS has granted the underwriters the right to purchase up to an additional 600,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on October    , 2002.

MORGAN STANLEY

MERRILL LYNCH & CO.

SALOMON SMITH BARNEY

October    , 2002

Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “NPS,” “we,” “us,” or “our” refer to NPS Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to and incorporate by reference for a more complete understanding of this offering. In addition, we incorporate by reference important business and financial information into the accompanying prospectus.

Overview

Our objective is to build a profitable biopharmaceutical company by discovering, developing and commercializing small molecule drugs and recombinant proteins. Our current product candidates are primarily for the treatment of bone and mineral disorders, gastrointestinal disorders and central nervous system disorders.

We have three product candidates in clinical development and several preclinical product candidates. Two of these product candidates, PREOS and AMG 073, are in Phase III clinical trials. Our third product candidate, ALX-0600, has completed a pilot Phase II clinical trial. PREOS and ALX-0600 are proprietary to, and are being developed by, us. PREOS is our recombinant, full-length parathyroid hormone for the treatment of osteoporosis, and ALX-0600 is our analog of glucagon-like peptide 2 for the treatment of gastrointestinal disorders. AMG 073, our orally active, small molecule compound for the treatment of hyperparathyroidism is being developed by our licensees, Amgen Inc. and Kirin Brewery Company, Ltd. We collaborate on three preclinical programs, each separately with AstraZeneca AB, GlaxoSmithKline plc and Janssen Pharmaceutica N.V., a subsidiary of Johnson & Johnson.

Our Product Candidates

Bone and Mineral Disorders

PREOS for Osteoporosis.    PREOS is our recombinant, full-length, human parathyroid hormone being developed for the treatment of osteoporosis. Osteoporosis is an age-related disorder that is characterized by a reduction in bone mineral density and an increase in susceptibility to fractures.

We are currently conducting a pivotal Phase III clinical trial for PREOS designed to demonstrate its ability to reduce fractures and build bone mineral density in women with osteoporosis. In a Phase II clinical trial, daily injections of PREOS produced a clinically and statistically significant average increase in bone mineral density in the lumbar spine of nearly seven percent in only one year.

PREOS is also being tested in a clinical trial coordinated by the University of California at San Francisco and sponsored by the National Institutes of Health. This trial, referred to as the parathyroid hormone and alendronate in combination for the treatment of osteoporosis, or PaTH, study will test whether PREOS is more effective in building bone mineral density than Fosamax, an alternative osteoporosis therapy currently sold by Merck & Co., Inc., and whether the combination of PREOS and Fosamax is more effective in building bone mineral density than either therapy alone.

Calcilytics for Osteoporosis.    In collaboration with GlaxoSmithKline, we are pursuing another treatment for osteoporosis that focuses on the use of orally administered drugs called calcilytics. Calcilytic compounds are small molecule antagonists of the calcium receptor designed to temporarily increase the secretion of the body’s own parathyroid hormone, which may result in the formation of new bone. GlaxoSmithKline has conducted a proof-of-principle Phase I clinical trial with a calcilytic compound identified under the collaboration. In these studies, we observed that increased levels of parathyroid hormone were achieved by this mechanism and are equivalent to those achieved by an injection of parathyroid hormone sufficient to cause bone growth. As a result, we believe that orally administered calcilytic drugs that act on parathyroid cell calcium receptors may provide a cost-effective treatment for osteoporosis. We and GlaxoSmithKline continue our evaluation of calcilytic compounds, to identify a lead candidate to take into the clinic to test for both safety and efficacy.

AMG 073 for Hyperparathyroidism.    AMG 073 is our orally active, small molecule compound that is being developed for the treatment of hyperparathyroidism. Hyperparathyroidism results from an oversecretion of parathyroid hormone by the parathyroid glands located in the neck. Symptoms of hyperparathyroidism include bone loss, pain and muscle weakness. Primary hyperparathyroidism is characterized by enlargement of one or more of the four parathyroid glands. Secondary hyperparathyroidism is a physiological response to kidney failure. Secondary hyperparathyroidism commonly develops during the early stages of chronic renal failure before dialysis is necessary.

We licensed AMG 073 to Amgen and to Kirin, both of whom have full development and marketing rights to this product candidate in specified territories. In December 2001, Amgen commenced Phase III clinical trials of AMG 073 for secondary hyperparathyroidism. Results from Amgen’s Phase II clinical trials in patients with secondary hyperparathyroidism and chronic renal failure indicated that AMG 073 reduced both parathyroid hormone and calcium-phosphorus product levels and was safe and well-tolerated at daily doses up to 100 milligrams as both a standalone therapy and in combination treatment with vitamin D and phosphate binders.

Gastrointestinal Disorders

ALX-0600 for Short Bowel Syndrome.    We are independently developing ALX-0600 for the treatment of short bowel syndrome. Short bowel syndrome is a condition that affects the ability of the gastrointestinal tract to absorb nutrients and water. We have been granted orphan drug designation for ALX-0600 for short bowel syndrome by the United States Food & Drug Administration, or FDA, and the Commission of the European Communities has recently designated ALX-0600 as an orphan medicinal product for the treatment of short bowel syndrome.

We have completed a pilot Phase II clinical trial with ALX-0600 in adults with short bowel syndrome. In this study, patients showed significant improvements in intestinal function, including a statistically significant increase in body mass and in the number and size of epithelial cells, and the drug appeared to be well-tolerated. We are evaluating future clinical trials with ALX-0600 in other gastrointestinal conditions, including Crohn’s disease and ulcerative colitis.

Central Nervous System Disorders

Metabotropic Glutamate Receptor Program.    In collaboration with AstraZeneca, we are working to identify compounds that act on targets in the central nervous system called metabotropic glutamate receptors, or mGluRs, which are involved in the regulation of important brain functions. Published research indicates that different mGluRs are involved in diseases such as anxiety, schizophrenia, Parkinson’s disease and chronic pain. We have been able to use our expertise in calcium receptors, which are structurally related to mGluRs, to create proprietary methods for identifying drug candidates that act on mGluRs. We have identified a number of proprietary compounds for preclinical development that target mGluRs and may be useful for the treatment of various central nervous system disorders.

Other Programs for Central Nervous System Disorders.    We have licensed potential drug candidates for schizophrenia and dementia to Janssen.

Internal Discovery Research

Through internal discovery efforts, we have developed a diverse product pipeline covering a variety of disorders. We believe this pipeline allows us to reduce the impact of any single product failure and increases our flexibility to focus on our most promising programs. The continued expansion of our product pipeline is based on the ability of our scientists to apply techniques related to our core competencies, such as the use of proteins as therapeutics, manipulating G-protein coupled receptors and finding compounds that act on those receptors. Our current discovery research activities span the spectrum from target identification and validation through late-stage preclinical safety assessment.

We originally incorporated in Utah in 1986 and reincorporated in Delaware in 1992. In December 1999, we acquired Allelix Biopharmaceuticals, Inc., or Allelix, a biopharmaceutical company based in Ontario, Canada. We now operate Allelix as a subsidiary, and refer to it as NPS Allelix. Our executive offices are located at 420 Chipeta Way, Salt Lake City, Utah 84108-1256. Our telephone number is (801) 583-4939. Our Internet site is at http://www.npsp.com. Information found on our Internet site is not part of this prospectus.

“NPS,” “NPS Pharmaceuticals,” “Allelix Biopharmaceuticals,” “NPS Allelix” and “Allelix” are our registered trademarks. We have applied to the United States Patent and Trademark Office for registration of the trademark “PREOS.” All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	4,000,000 shares

Common stock to be outstanding after this offering	34,453,282 shares

Use of proceeds	We intend to use the net proceeds from this offering to:

•	fund clinical trials of our product candidates;

•	fund the manufacture of clinical supplies of PREOS for our Phase III clinical trials and the scale-up for commercial production of PREOS;

•	fund the development of our sales, marketing and manufacturing capabilities and build-up of inventory;

•	continue to advance our preclinical research programs;

•	in-license or acquire complementary product candidates or products, technologies or companies; and

•	fund general corporate purposes.

Nasdaq National Market Symbol	NPSP

The number of shares of our common stock to be outstanding after this offering is based on the 30,453,282 shares outstanding as of October 16, 2002. This number includes 323,320 shares of our Canadian subsidiary, NPS Allelix, which are exchangeable into shares of our common stock at any time on a one-for-one basis, and excludes:

•	3,141,765 shares of common stock reserved for the exercise of options outstanding as of September 30, 2002, at a weighted average exercise price of $16.57 per share; and

•	2,671,168 shares of common stock reserved for future issuance under the terms of our equity incentive plans as of September 30, 2002.

Unless we specifically state otherwise, the information in this prospectus supplement does not take into account the sale of up to 600,000 shares of common stock which the underwriters have the option to purchase from us to cover over-allotments.

SUMMARY CONSOLIDATED FINANCIAL DATA

We are providing the following consolidated financial data to aid you in your analysis of the financial aspects of NPS. You should read this information in conjunction with our consolidated financial statements and the related notes contained in our annual, quarterly and other reports that we have filed with the Securities and Exchange Commission and incorporated by reference herein.

The following summary consolidated financial data for each of the years in the three-year period ended December 31, 2001, has been derived from our audited historical consolidated financial statements. The following summary consolidated financial information for the nine months ended September 30, 2002, and 2001, has been derived from our unaudited historical consolidated financial statements.

The as adjusted balance sheet data below gives effect to the sale of 4,000,000 shares of our common stock in this offering at an assumed public offering price of $25.21 per share after deducting underwriting discounts and commissions and our estimated offering expenses.

	Year Ended December 31,			Nine Months Ended September 30,
	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenues from research and license agreements	$3,445	$7,596	$10,410	$1,377	$2,021
Operating expenses:
Research and development	16,935	27,888	60,090	38,238	58,217
General and administrative	5,983	12,036	12,099	8,988	10,365
Amortization of goodwill and acquired intangibles	—	3,561	3,411	2,580	991
In-process research and development acquired	17,760	—	—	—	—

Total operating expenses	40,678	43,485	75,600	49,806	69,573

Operating loss	(37,233)	(35,889)	(65,190)	(48,429)	(67,552)
Other income, net	1,579	4,277	15,522	12,069	6,129

Loss before income tax expense	(35,654)	(31,612)	(49,668)	(36,360)	(61,423)
Income tax expense	—	—	300	—	10

Loss before cumulative effect of change in accounting principle	(35,654)	(31,612)	(49,968)	(36,360)	(61,433)
Cumulative effect on prior years	—	(500)	—	—	—

Net loss	$(35,654)	$(32,112)	$(49,968)	$(36,360)	$(61,433)

Diluted loss per share:
Loss before cumulative effect of change in accounting principal	$(2.77)	$(1.32)	$(1.67)	$(1.22)	$(2.02)
Cumulative effect on prior years	—	( .02)	—	—	—

Net loss per share	$(2.77)	$(1.34)	$(1.67)	$(1.22)	$(2.02)

Diluted weighted average shares	12,863	24,007	29,912	29,859	30,338

	As of September 30, 2002
	Actual	As Adjusted
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable investment securities	$157,601	$251,836
Working capital	150,427	244,662
Total assets	175,761	269,996
Long term obligations, less current portion	—	—
Deficit accumulated during development stage	(222,436)	(222,436)
Net stockholders’ equity	164,601	258,836

RISK FACTORS

Before making an investment in shares of our common stock, you should carefully consider the following Risk Factors, in addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.

We have a history of operating losses. We expect to incur net losses and we may never achieve or maintain profitability.

With the exception of 1996, we have not been profitable since our inception in 1986. As of September 30, 2002, we had an accumulated deficit of approximately $222.4 million. We have not generated any revenue from product sales to date, and it is possible that we will never have significant product sales revenue, if any. We expect to continue to incur losses for at least the next several years as we and our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully develop, manufacture and market our current product candidates, particularly PREOS and AMG 073, as well as continue to identify, develop, manufacture and market new product candidates. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates.

We do not have, and may never develop, any commercial drugs or other products that generate revenues.

Our existing product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development efforts may not lead to commercial drugs for a number of reasons, including the failure of our product candidates to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue the programs through the clinical trial process. We do not expect to be able to market any of our existing product candidates for a number of years, if at all.

We are dependent on the successful outcome of the clinical trials for our two most advanced product candidates, PREOS and AMG 073. If either or both of these product candidates fail to advance in the clinic, our business will be materially harmed and our stock price will be adversely affected.

We are currently conducting Phase III clinical trials for PREOS, our proprietary product candidate for the treatment of osteoporosis. Amgen, our licensee, is conducting Phase III clinical trials for AMG 073, a compound intended to treat hyperparathyroidism. Our success will depend, to a great degree, on the success of these and subsequent clinical trials. In order to successfully commercialize PREOS and AMG 073, we and our collaborators must be able to, among other things, obtain required regulatory approvals for these product candidates. Prior to receiving approval for commercialization, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and comparable foreign regulatory authorities, that each of these product candidates is both safe and efficacious. While no significant safety issues have emerged in Phase I and Phase II clinical trials with respect to either of these product candidates, we will still need to demonstrate their efficacy for the treatment of their respective specific indications, as well as their continued safety through the conduct of Phase III clinical trials. To date, neither long-term safety nor efficacy has been demonstrated in clinical trials with either of these product candidates. We are currently conducting a 24-month carcinogenicity study on rats treated with PREOS to study the effects of long-term use of PREOS. Although the interim 12-month results were as expected, adverse results may appear later in the study as have occurred with similar tests with Lilly’s parathyroid hormone-fragment, Forteo. Accordingly, the results of future studies may indicate that the candidates are unsafe, ineffective or both, notwithstanding the results of earlier clinical trials. We cannot assure you that either or both of these products will continue to prove to be safe or efficacious in accordance with regulatory requirements. Further, we cannot assure you that these product candidates will be approved in a timely manner, if at all. Our ability to successfully complete clinical trials for

PREOS will also depend on whether problems we have recently experienced in producing finished clinical supplies of PREOS reoccur. The successful outcome of Amgen’s Phase III clinical trials for AMG 073 will depend in part on Amgen’s ability to successfully complete enrollment in the trials on a timely basis and to obtain adequate clinical supplies to meet the needs of their clinical trials in compliance with applicable regulatory requirements. If we or Amgen fail to successfully obtain regulatory approvals for PREOS or AMG 073, our business will be materially harmed and our stock price will be adversely affected.

We have no manufacturing capabilities. We depend on third parties, including a number of sole suppliers, for manufacturing and storage of our product candidates and our clinical trials. Product introductions may be delayed or suspended if the manufacture of our products is interrupted or discontinued.

We do not have manufacturing facilities to produce sufficient supplies of PREOS, ALX-0600 or any of our other product candidates to support clinical trials or commercial launch of these products, if they are approved. We are dependent on third parties, including a number of sole suppliers, for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

We have entered into agreements with contract manufacturers to manufacture PREOS for use in clinical trial activities. These contract manufacturers are currently our only source for the production and formulation of PREOS. To date, these contract manufacturers have produced only small quantities of PREOS relative to those needed for commercialization. In addition, we have experienced difficulties in producing clinical supplies of PREOS that meet our specifications on a timely basis. We cannot be certain that these difficulties will not reoccur in the future.

We expect to depend on contract manufacturers to supply commercial-scale quantities. In April 2002, we entered into a letter of intent with Boehringer Ingelheim Austria GmbH, or BI, for the manufacture of commercial quantities of bulk drug supplies of PREOS in support of commercial launch. If we enter into a definitive agreement with BI, we will expend substantial resources and will be dependent on BI for commercial PREOS production. We will also be required to undergo a lengthy and complicated process of technology transfer prior to beginning production. If we cannot reach definitive agreement with BI, we will need to find an alternate source, which would delay our commercialization efforts.

Even if we are able to complete our clinical trials, our current or future manufacturers may be unable to scale production when necessary to enable commercial launch or accurately and reliably manufacture commercial quantities of PREOS at reasonable costs, on a timely basis and in compliance with the FDA’s current good manufacturing practices, or cGMP. If our current or future contract manufacturers fail in any of these respects, our ability to timely complete our clinical trials, obtain required regulatory approvals and successfully commercialize PREOS will be materially and adversely affected.

We depend on a number of single source contract manufacturers to supply key components of PREOS. In particular, we depend on a single manufacturer for the production of finished supplies of PREOS. Because the fill and finish part of the manufacturing process for PREOS requires the use of this manufacturer’s proprietary technology, this contract manufacturer is our sole source for finished supplies of PREOS. Absent the development of an alternative method of delivery of PREOS, we will remain dependent on the availability of this proprietary technology. Because of our dependence on this manufacturer, we are subject to the risk that this manufacturer may not have the capacity from time to time to produce sufficient quantities of PREOS to meet the needs of our clinical trials or be able to scale to commercial production of PREOS. We are also subject to the risk that disruptions in this manufacturer’s operations would result in delays in PREOS’ clinical trials, regulatory approvals and commercial introduction. While we are currently in discussions, to date we have not entered into a long-term agreement with this manufacturer, who currently produces PREOS on a purchase order basis. Accordingly, this manufacturer could terminate our relationship at any time and for any reason. If our relationship with this manufacturer is terminated, or if this manufacturer is unable to produce PREOS in required quantities, on a timely basis or at all, we could be forced to ultimately develop an alternative delivery process for PREOS, which would require additional clinical trials and regulatory approvals. Any disruption or termination of our relationship with this manufacturer would materially harm our business and financial condition and cause our stock price to decline.

Our reliance on contract manufacturers exposes us to additional risks, including:

•	delays in scale-up to quantities needed for clinical trials or failure to manufacture such quantities to our specifications, or to deliver such quantities on the dates we require;

•
our current and future manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and international regulatory authorities for compliance with strictly enforced cGMP regulations and similar foreign standards, and we do not have control over our contract manufacturers’ compliance with these regulations and standards;

•	our current and future manufacturers may not be able to comply with applicable regulatory requirements, which would prohibit them from manufacturing products for us;

•
if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production of our products;

•	our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could cause us to delay or suspend clinical trials, regulatory submission, required approvals or commercialization of our products under development, entail higher costs and result in our being unable to effectively commercialize our products.

We do not currently intend to manufacture any of our product candidates, although we may choose to do so in the future. If we decide to manufacture our products, we would be subject to the regulatory risks and requirements described above. We would also be subject to similar risks regarding delays or difficulties encountered in manufacturing our pharmaceutical products and we would require additional facilities and substantial additional capital. We cannot assure you that we would be able to manufacture any of our products successfully in accordance with regulatory requirements and in a cost-effective manner.

Failure to timely produce clinical supplies of our lead product candidate, PREOS, could require us to modify or terminate our Phase III clinical trial of PREOS, which would materially harm our business, cause our stock price to decline and impair our ability to raise capital.

On May 15, 2002, we reported that we were unable to produce finished clinical supplies of PREOS that met our release specifications. PREOS is formulated as a freeze-dried powder that is reconstituted into a liquid when inserted into its injector pen for patient use. We require that the reconstituted drug remain stable in liquid form for a specified period under refrigeration. Some production batches, at that time, had exhibited precipitation of the reconstituted drug in the injector pen before the expiration of the required time period. After conducting an extensive review of fill and finish procedures to assess and correct the problem, on July 23, 2002 we announced that we had implemented changes in the process used to prepare the finished drug, and that we had produced limited quantities of PREOS that met our release specifications.

We currently have sufficient clinical supplies of PREOS to meet our clinical needs into the first quarter of 2003. However, if any problems we have experienced in the past reoccur, and as a result we are unable to produce, in a timely manner, adequate clinical supplies to meet the needs of our current clinical trials, we would be required to modify or terminate our clinical trials for PREOS. Any modification or termination of our Phase III clinical trials could adversely affect our ability to obtain necessary regulatory approvals and delay or prevent the commercial launch of the product, which would materially harm our business, cause our stock price to decline and impair our ability to raise capital.

The FDA has not approved any of our product candidates and we cannot assure you that data collected from preclinical and clinical trials of our product candidates will be sufficient to support approval by the FDA, the failure of which could delay our profitability and adversely affect our stock price.

Many of our research and development programs are at an early stage. Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and the FDA may not ultimately approve our product candidates for commercial sale. Further, even if the results of our preclinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or Phase II clinical trials may not be repeated in larger Phase II or Phase III clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any of our drug candidates, including PREOS and AMG 073, could be unsuccessful, which would prevent us from commercializing the drug. Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price.

If we fail to maintain our existing or establish new collaborative relationships, or if our collaborators do not devote adequate resources to the development and commercialization of our licensed drug candidates, we may have to reduce our rate of product development and may not see products brought to market or be able to achieve profitability.

Our strategy for developing, manufacturing and commercializing our products includes entering into various relationships with large pharmaceutical companies to advance many of our programs. We have granted exclusive development, commercialization and marketing rights to a number of our collaborators for some of our key product development programs, including AMG 073, calcilytics, mGluRs and glycine reuptake inhibitors. Except in the case of our collaboration with AstraZeneca for research involving mGluRs, our collaborators have full control over those efforts in their territories and the resources they commit to the programs. Accordingly, the success of the development and commercialization of product candidates in those programs depends on their efforts and is beyond our control. For us to receive any significant milestone or royalty payments from our collaborators, they must advance drugs through clinical trials, establish the safety and efficacy of our drug candidates, obtain regulatory approvals or achieve market acceptance of those products. As a result, if a collaborator elects to terminate its agreement with us with respect to a research program, our ability to advance the program may be significantly impaired or we may elect to discontinue funding the program altogether. For example, in early 2002, Abbott terminated its agreement with respect to NPS 1776, and Forest Laboratories has recently terminated its agreement with us with respect to ALX-0646. As a result, the advancement of these programs has been delayed, and if we are unable to establish new collaborations for these programs, we may ultimately elect to discontinue them.

Under our collaboration with AstraZeneca, which commenced in March 2001, we are required to co-direct the research and to pay for an equal share of the research through a minimum of 30 months and, under certain circumstances, for the full term of 60 months. This commitment of personnel and capital may limit or restrict our ability to initiate or pursue other research efforts.

As part of our product development and commercialization strategy, we evaluate whether to seek collaborators for our product candidates. If we elect to collaborate, we may not be able to negotiate collaborative arrangements for our product candidates on acceptable terms, if at all. If we are unable to establish collaborative arrangements, we will either need to increase our expenditures and undertake the development and commercialization activities at our own expense or delay further development of the affected product candidate.

Our research funding agreement with the Canadian government significantly limits our ability to establish collaborations for ALX-0600 without its consent.

Collaborative agreements, including our existing agreements, pose the following risks:

•	our contracts with collaborators may be terminated and we may not be able to replace our collaborators;

•	the terms of our contracts with our collaborators may not be favorable to us in the future;

•	our collaborators may not pursue further development and commercialization of compounds resulting from their collaborations with us;

•	a collaborator with marketing and distribution rights to one or more of our product candidates may not commit enough resources to the marketing and distribution of such candidates;

•
disputes with our collaborators may arise, leading to delays in or termination of the research, development or commercialization of our product candidates, or resulting in significant litigation or arbitration;

•	contracts with our collaborators may fail to provide significant protection if one or more of them fail to perform;

•
in some circumstances, if a collaborator terminates an agreement, or if we are found to be in breach of our obligations, we may be unable to secure all of the necessary intellectual property rights to continue developing the same compound or product;

•	our collaborators could independently develop, or develop with third parties, drugs that compete with our products; and

•
we may be unable to meet our financial or other obligations under our collaborative agreements; for example, we have had to obtain a waiver of our obligation to have manufactured in Canada clinical supplies of ALX-0600 because no such Canadian manufacturer could be identified, and we could face similar issues in the future, which might lead to a loss of significant rights, including intellectual property rights, or require us to pay significant damages.

There is a great deal of uncertainty surrounding the success of our current and future collaborative efforts. If our collaborative efforts fail, our business and financial condition would be materially harmed.

Because we do not have marketing, sales or distribution capabilities, we may be unable to market and sell our products and generate revenues.

We have recruited and continue to recruit marketing, market research, and product planning personnel. However, we currently have no sales, marketing or distribution capabilities. In order to commercialize any product candidates for which we receive FDA approval, we will have to develop a sales and marketing force or rely on third parties to perform these functions. To market products directly, we will have to develop a marketing and sales force with technical expertise and supporting distribution capability. Our inability to develop expertise and attract skilled marketing and sales personnel to establish in-house sales and distribution capabilities may limit our ability to gain market acceptance for our products and generate revenues. For example, if we are successful in our Phase III clinical trials with PREOS, and the FDA grants approval for the commercialization of PREOS, we will be unable to introduce the product to market without developing these capabilities internally or establishing a marketing collaboration with a pharmaceutical company with those resources. We have only recently begun to develop our internal sales and marketing force and cannot assure you that we will be successful in our efforts to establish this force. Further, if we establish relationships with one or more large pharmaceutical companies with existing distribution systems and direct sales forces to market any or all of our product candidates, we cannot assure you that we will be able to enter into or maintain agreements with these companies on acceptable terms, if at all.

In addition, we expect to begin to incur significant expenses in developing sales, marketing and distribution capabilities in advance of determining our commercialization strategy with respect to one or more of our product candidates, including determining whether to establish a collaboration with one or more pharmaceutical companies. The determination of our commercialization strategy with respect to a product candidate will depend on a number of factors, including:

•	the extent to which we have funded the development of the product candidate independently;

•	the extent to which our agreement with our collaborators permits us to exercise marketing or promotion rights with respect to the product candidate;

•	how our product candidates compare to competitive products with respect to labeling, pricing and therapeutic effect; and

•	whether we are able to establish agreements with third party collaborators, including large pharmaceutical companies, with respect to any of our product candidates on terms that are acceptable to us.

A number of these factors will be difficult to determine until additional information is known and are otherwise outside of our control. Therefore, we may change commercialization strategies by entering into agreements with our collaborators or third parties after we have incurred significant expenses in developing internal sales, marketing and distribution capabilities. A change of this nature could result in increased expenses or delays in commercialization and therefore could delay revenues and adversely affect our future operating results.

Our agreement with the Government of Canada regarding the development of ALX-0600 could adversely impact our ability to complete development of ALX-0600 or result in our loss of important rights.

Our agreement with the Government of Canada requires that the ALX-0600 we use in clinical trials and for commercial launch be manufactured by a Canadian company. This agreement also contains a number of other significant restrictions on our ability to develop, manufacture and commercialize ALX-0600 outside of Canada. To the extent that we are unable to comply with any performance obligation or obtain a waiver of the obligation, the Government of Canada would have the right to declare us in default. If we were unable to cure the default, we could suffer adverse consequences, including the payment of liquidated damages that would be material to us, repaying all amounts received by us from the Government of Canada or surrendering all intellectual property rights associated with ALX-0600 in some circumstances. We have been unable to identify a Canadian manufacturer capable of manufacturing and formulating ALX-0600 in compliance with cGMP and with sufficient quantity and quality for our future clinical development program. As a result, we have arranged for a contract manufacturer outside of Canada to manufacture the bulk compound, which is then formulated into ALX-0600 by a Canadian company. We have notified the Government of Canada of our arrangements and received their authorization to proceed with the manufacture of ALX-0600 for our Phase II clinical trials. We cannot be certain that we will be able to obtain additional waivers in the future. We are currently in negotiations with the Government of Canada to amend the provisions of our agreement that could adversely affect the continued development of ALX-0600. If we are unable to reach an agreement with the Government of Canada, we may not be able to complete development of ALX-0600. If we do reach an agreement we could be required us to make payments that could be material in amount.

We may need additional financing, but our access to capital funding is uncertain.

Our current and anticipated operations, particularly our product development and commercialization programs for PREOS and ALX-0600, require substantial capital. We expect that our existing cash and cash equivalents, together with the net proceeds from this offering, will sufficiently fund our operations through at least 2003. However, our future capital needs will depend on many factors, including the extent to which we enter into collaboration agreements with respect to any of our proprietary product candidates, receive milestone payments from our collaborators and make progress in our internally funded research, development and commercialization activities. Our capital requirements will also depend on the magnitude and scope of these activities, our ability to maintain existing and establish new collaborations, the terms of those collaborations, the success of our collaborators in developing and marketing products under their respective collaborations with us, the success of our contract manufacturers in producing clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements, competing technological and market developments, the time and cost of obtaining regulatory approvals, the extent to which we choose to commercialize our future products through our own sales and marketing capabilities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent and other rights and our success in acquiring and integrating complementary products, technologies or companies. We do not have committed external sources of funding and we cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

•	engage in equity financing that would be dilutive to current stockholders;

•	delay, reduce the scope of or eliminate one or more of our development programs;

•
obtain funds through arrangements with collaborators or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or

•	license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

Because of the uncertainty of pharmaceutical pricing, reimbursement and healthcare reform measures, we may be unable to sell our products profitably.

The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. These third-party payors continually attempt to contain or reduce the costs of healthcare. There have been a number of legislative and regulatory proposals to change the healthcare system and further proposals are likely. Under current guidelines, Medicare does not reimburse patients for self-administered drugs. Medicare’s policy may decrease the market for our products that are designed to treat patients with age-related disorders, such as osteoporosis and hyperparathyroidism. Significant uncertainty exists with respect to the reimbursement status of newly approved healthcare products. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. We might not be able to sell our products profitably or recoup the value of our investment in product development if reimbursement is unavailable or limited in scope, particularly for product candidates addressing small patient populations, such as ALX-0600 for the treatment of short bowel syndrome.

As a result of intense competition and technological change in the pharmaceutical industry, the marketplace may not accept our products and we may not be able to compete successfully against other companies in our industry and achieve profitability.

Many of our competitors have drug products that have already been approved or are in development, and operate large, well-funded research and development programs in these fields. For example, Forteo, a fragment of the full-length parathyroid hormone for the treatment of osteoporosis, was recently recommended for approval by the FDA’s Endocrinologic and Metabolic Drugs Advisory Committee for the treatment of osteoporosis and Lilly has received an Approvable Letter from the FDA for Forteo as a treatment for osteoporosis. If PREOS is approved by the FDA, it will compete directly with Forteo and other approved therapies, including estrogen replacement therapies, bisphosphonate and selective estrogen modulators therapies. Similarly, Hectoral, a product of Bone Care International, Inc., is currently being marketed as a treatment to relieve some symptoms of secondary hyperparathyroidism and, if it is approved by the FDA, will compete directly with AMG 073. Also, Genzyme Pharmaceuticals, Inc. is currently marketing RenaGel, which is a treatment for hyperphosphatemia, a condition resulting from secondary hyperparathyroidism. Many of our competitors have substantially greater financial and management resources, superior intellectual property positions and greater manufacturing, marketing and sales capabilities, areas in which we have limited or no experience. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new or improved pharmaceutical products and obtaining required regulatory approvals. Consequently, our competitors may obtain FDA and other regulatory approvals for product candidates sooner and be more successful in manufacturing and marketing their products than we or our collaborators.

Existing and future products, therapies and technological approaches will compete directly with the products we seek to develop. Current and prospective competing products may provide greater therapeutic benefits for a specific problem or may offer comparable performance at a lower cost. Any product candidate that we develop and that obtains regulatory approval must then compete for market acceptance and market share. Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Further, any products we develop may become obsolete before we recover any expenses we incurred in connection with the development of these products. As a result, we may never achieve profitability.

We may be unable to obtain patents to protect our technologies from other companies with competitive products, and patents of other companies could prevent us from manufacturing, developing, or marketing our products.

The patent positions of pharmaceutical and biotechnology firms are uncertain and involve complex legal and factual questions. In addition, the scope of the claims in a patent application can be significantly modified during prosecution before the patent is issued. Consequently, we cannot know whether our pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide us with significant proprietary protection or will be circumvented, invalidated, or found to be unenforceable. Until recently, patent applications in the United States were maintained in secrecy until the patents issued, and publication of discoveries in scientific or patent literature often lags behind actual discoveries. Patent applications filed in the United States after November 2000 generally will be published 18 months after the filing date unless the applicant certifies that the invention will not be the subject of a foreign patent application. We cannot assure you that, even if published, we will be aware of all such literature. Accordingly, we cannot be certain that the named inventors of our products and processes were the first to invent that product or process or that we were the first to pursue patent coverage for our inventions.

Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost and delay, even if the eventual outcome is favorable to us. We cannot assure you that our pending patent applications, if issued, would be held valid or enforceable. Third parties have in the past and may in the future assert infringement or other intellectual property claims against us based on their patents or other intellectual property rights. An adverse outcome in these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease or modify our use of the technology. Additionally, many of our foreign patent applications have been published as part of the patent prosecution process in such countries. Protection of the rights revealed in published patent applications can be complex, costly and uncertain.

The pursuit of patents is intensely competitive for therapeutic products in our areas of research. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in these and related fields. Some of these applications or patents may limit or preclude our applications and could result in a significant reduction in the coverage of our patents.

In order to protect goodwill associated with our company and product names, we rely on trademark protection for our marks. We have filed to register the “PREOS” trademark with the United States Patent and Trademark Office, which may or may not register this mark. A third party may assert a claim that the PREOS mark is confusingly similar to its mark, and such claims or the failure to timely register the PREOS mark or objections by the FDA could force us to select a new name for PREOS, which could cause us to incur additional expense or delay its introduction to market.

We also rely on trade secrets, know-how and confidentiality provisions in our agreements with our collaborators, employees and consultants to protect our intellectual property. However, these and other parties may not comply with the terms of their agreements with us, and we might be unable to adequately enforce our rights against these people or obtain adequate compensation for the damages caused by their unauthorized disclosure or use.

Finally, if we are found to be in noncompliance with one or more of our obligations under the terms of our research funding agreement with the Canadian government, we may be required to surrender all intellectual property rights associated with ALX-0600, or, at our option, pay liquidated damages.

We are subject to extensive government regulation that may cause us to cancel or delay the introduction of our products to market.

Our research and development activities and the clinical investigation, manufacture, distribution and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Depending upon the type, complexity and novelty of the product and the nature of the disease or disorder to be treated, that approval process can take several years and require substantial expenditures. Data obtained from testing are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals of our products. Drug testing is subject to complex FDA rules and regulations, including the requirement to conduct human testing on a large number of test subjects. We, our collaborators or the FDA may suspend human trials at any time if a party believes that the test subjects are exposed to unacceptable health risks. We cannot assure you that any of our product candidates will be safe for human use. Other countries also have extensive requirements regarding clinical trials, market authorization and pricing. These regulatory schemes vary widely from country to country, but, in general, are subject to all of the risks associated with United States approvals.

The FDA has not established approved protocols for conducting pivotal clinical trials for short bowel syndrome. We will need to reach an agreement with the FDA regarding trial design and clinical endpoints before we can begin pivotal trials of ALX-0600. We cannot be certain that the FDA will agree to trial design and clinical endpoints that will make continued development of ALX-0600 feasible on a timely basis or at all.

If any of our products receive regulatory approval, the approval will be limited to those disease states and conditions for which the product is safe and effective, as demonstrated through clinical trials. Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, a marketed product, its manufacturer and its manufacturing facilities are subject to unannounced inspections by the FDA and must comply with the FDA’s cGMP and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If a manufacturer fails to comply with any of the manufacturing regulations, it may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution. Other countries also impose similar manufacturing requirements.

If we fail to attract and retain key employees, we may have to delay the development and commercialization of our products.

We are highly dependent on the principal members of our scientific and management staff. If we lose any of these persons, our ability to develop products and become profitable could suffer. The risk of being unable to retain key personnel may be increased by the fact that we have not executed long-term employment contracts with our employees. Our future success will also depend in large part on our ability to hire a qualified chief financial officer and our continued ability to attract and retain other highly qualified scientific and management personnel. We face competition for personnel from other companies, academic institutions, government entities and other organizations.

If product liability claims are brought against us, we may incur substantial liabilities that could reduce our financial resources.

The clinical testing and commercial use of pharmaceutical products involves significant exposure to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials on humans. Our insurance coverage may be insufficient to protect us against product liability damages. We might not be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us against product liability damages. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled use of hazardous materials, radioactive compounds and other potentially dangerous chemicals and biological agents. Although we believe our safety procedures for these materials comply with governmental standards, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. If an accident or environmental discharge occurs, we could be held liable for any resulting damages, which could exceed our financial resources.

Our stock price has been and may continue to be volatile and an investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We receive only limited attention by securities analysts and frequently experience an imbalance between supply and demand for our common stock. The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our common stock price include:

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us, our collaborators or our competitors;

•	published reports by securities analysts;

•
the progress of our and our collaborators’ clinical trials, including our and our collaborator’s ability to produce clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements;

•	governmental regulation and changes in medical and pharmaceutical product reimbursement policies;

•	developments in patent or other intellectual property rights;

•	publicity concerning the discovery and development activities by our licensees;

•	public concern as to the safety and efficacy of drugs that we and our competitors develop; and

•	general market conditions.

Anti-takeover provisions in our Certificate of Incorporation, Bylaws, stockholder rights plan and under Delaware law may discourage or prevent a change of control.

Provisions of our Certificate of Incorporation, Bylaws and Section 203 of the Delaware General Corporation Law could delay or prevent a change of control of NPS. For example, our Board of Directors, without further stockholder approval, may issue preferred stock that could delay or prevent a change of control as well as reduce the voting power of the holders of common stock, even to the extent of losing control to others. In addition, our Board of Directors has adopted a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

Substantial future sales of our common stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances, could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drug candidates, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability or the ability of our collaborators to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate or discover new drugs in the future are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	our and our collaborators’ failure to achieve positive results in clinical trials or receive required regulatory approvals;

•	competitive factors;

•	our and our collaborators’ failure to successfully commercialize our products;

•	the ability of our contract manufacturers to successfully produce adequate clinical supplies of our product candidates to meet our clinical trial requirements;

•	changes in our relationships with our collaborators;

•	variability of our royalty, license and other revenues;

•	our ability to enter into future collaborative agreements;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic conditions.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” of this prospectus supplement, as well as any cautionary language in this prospectus supplement, the accompanying prospectus and in the documents we have incorporated by reference herein, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of our common stock in this offering of approximately $94.2 million, or $108.5 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $25.21 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering to:

•	fund clinical trials of our product candidates;

•	fund the manufacture of clinical supplies of PREOS for our Phase III clinical trials and the scale-up for commercial production of PREOS;

•	fund the development of our sales, marketing and manufacturing capabilities and build-up of inventory;

•	continue to advance our preclinical research programs;

•	in-license or acquire complementary product candidates or products, technologies or companies; and

•	fund general corporate purposes.

We have discussions on an ongoing basis regarding potential acquisition and in-licensing opportunities that are complementary to our business. Although we may use a portion of the net proceeds for this purpose, we currently have no agreements or commitments in this regard.

The timing and amount of our actual expenditures for the purposes set forth above are subject to change and will be based on many factors, including:

•	the progress and scope of our internally funded research, development and commercialization activities;

•	our ability to comply with the terms of our research funding agreements;

•	our ability to maintain existing collaborations;

•	our decision to seek additional collaboration on existing programs or enter into new collaborations;

•	the success of our collaborators in developing and marketing products under their respective collaborations with us;

•	competing technological and market developments;

•	the time and cost of obtaining regulatory approvals;

•	the extent to which we choose to commercialize our future products through our own sales and marketing capabilities;

•	the success of our contract manufacturers in producing clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements;

•	the costs we incur in obtaining and enforcing patent and other proprietary rights or gaining the freedom to operate under the patents of others; and

•	our success in acquiring and integrating complementary products, technologies or businesses.

These or other factors may result in our decision to make changes in the allocation of the net proceeds from this offering, over which our management will retain broad discretion. Until we use the net proceeds of this offering, we will invest the funds in highly liquid, investment-grade securities and money market funds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain our earnings to support operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future.

CAPITALIZATION

The following table shows:

•
our actual capitalization on September 30, 2002 (assuming the exchange of all outstanding shares of our Canadian subsidiary, NPS Allelix, which are exchangeable into shares of our common stock at any time on a one-for-one basis); and

•
our as-adjusted capitalization as of September 30, 2002 to give effect to the sale of 4,000,000 shares of common stock in this offering at an assumed offering price of $25.21 per share after deducting underwriting discounts and commissions and our estimated offering expenses.

	September 30, 2002
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and marketable investment securities	$157,601	$251,836

Long term obligations, less current portion	$—	$—

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized	—	—
Common stock, $0.001 par value; 45,000,000 shares authorized; 30,447,022 shares issued and outstanding, actual; 34,447,022 shares issued and outstanding, as adjusted	30	34
Additional paid-in capital	385,692	479,923
Deficit accumulated during development stage	(222,436)	(222,436)
Deferred compensation	(5)	(5)
Accumulated other comprehensive loss	1,320	1,320

Net stockholders’ equity	164,601	258,836

Total capitalization	$164,601	$258,836

The number of shares of common stock outstanding as shown in the actual and as adjusted columns above excludes the following:

•	3,141,765 shares of common stock issuable upon exercise of options outstanding as of September 30, 2002, at a weighted average exercise price of $16.57 per share; and

•	2,671,168 shares of common stock reserved for future issuance under the terms of our equity incentive plans as of September 30, 2002.

DILUTION

Our net tangible book value on September 30, 2002, was $154.8 million, or approximately $5.08 per share. Net tangible book value per share is equal to total assets minus the sum of liabilities and intangible assets divided by the total number of shares outstanding.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 4,000,000 shares of our common stock in this offering at an assumed public offering price of $25.21 per share and after deducting estimated underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of September 30, 2002, would have been $7.23 per share. This amount represents an immediate increase in net tangible book value to existing stockholders of $2.15 per share and an immediate and substantial dilution in net tangible book value of $17.98 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share		$25.21
Net tangible book value per share as of September 30, 2002	$5.08
Increase in net tangible book value per share attributable to the offering	2.15

Net tangible book value per share as of September 30, 2002, after giving effect to the offering		7.23

Dilution per share to new investors in this offering		$17.98

In the discussion and table above, we assume the exchange of all outstanding exchangeable shares of NPS Allelix which are exchangeable into shares of our common stock at any time on a one-for-one basis. Additionally, we assume no exercise of outstanding options to purchase shares of our common stock. As of September 30, 2002, there were outstanding options to purchase a total of 3,141,765 shares of our common stock, at a weighted average exercise price of $16.57 per share. To the extent outstanding options have been and will be exercised, there will be further dilution to new investors.

BUSINESS

Overview

Our objective is to build a profitable biopharmaceutical company by discovering, developing and commercializing small molecule drugs and recombinant proteins. Our current product candidates are primarily for the treatment of bone and mineral disorders, gastrointestinal disorders and central nervous system disorders.

We have three product candidates in active clinical development and several preclinical product candidates. Two of these product candidates, PREOS and AMG 073, are in Phase III clinical trials. Our third product candidate, ALX-0600, has completed a pilot Phase II clinical trial. PREOS and ALX-0600 are proprietary to and are being developed by us. PREOS is our recombinant, full-length parathyroid hormone for the treatment of osteoporosis, and ALX-0600 is our analog of glucagon-like peptide 2 for the treatment of gastrointestinal disorders. AMG 073, our orally active, small molecule compound for the treatment of hyperparathyroidism, is being developed by our licensees, Amgen Inc. and Kirin Brewery Company, Ltd. We collaborate on three preclinical programs with AstraZeneca AB, GlaxoSmithKline and Janssen Pharmaceutica N.V., a subsidiary of Johnson & Johnson.

Strategy

We intend to achieve our objective through the following strategy:

Build a diversified pipeline of products addressing a variety of medical conditions.    We are developing a diverse pipeline of product candidates that are in various stages of clinical and preclinical development. Our portfolio approach allows us to reduce our exposure to the impact of any single product failure and increases our flexibility to focus on our most promising programs. We believe this strategy increases the likelihood that we will successfully develop commercially viable pharmaceutical products.

Develop sales, marketing and manufacturing capabilities and build-up inventory to facilitate product commercialization, either internally or through contract relationships.    In order to commercialize our proprietary drug candidates and to exploit our co-promotion rights, we intend to develop sales and marketing capabilities, either internally or through contract relationships. We also intend to develop pre-launch and commercial-scale production capabilities through agreements with contract manufacturers.

Collaborate to reduce our risk and accelerate the commercialization of select product candidates.    We believe collaborators with clinical development and marketing expertise in specific therapeutic areas will facilitate more rapid entry into the market for certain of our products and accelerate their acceptance by healthcare providers and third-party payors. We selectively enter into collaboration agreements and licenses with pharmaceutical and biotechnology companies to enhance our financial flexibility. This strategy allows us to devote greater resources to proprietary programs and to pursue a greater number of product candidates than would otherwise be possible.

In-license or acquire complementary products, technologies or companies.    In addition to our internal discovery efforts, we intend to pursue our product portfolio strategy by identifying and evaluating potential products and technologies developed by third parties that we believe fit within our overall portfolio strategy. In 1999, we acquired Allelix Biopharmaceuticals Inc., in part because its product candidates complemented our existing programs in osteoporosis and central nervous system disorders and brought late-stage candidates to our product pipeline.

Continue to develop and leverage our core discovery competencies and proprietary expertise.    We believe that the continued evaluation, selection and winnowing of candidates in our product development pipeline will be effective based in part on the ability of our scientists to apply techniques related to our core competencies. We intend to continue to use these abilities to identify molecular targets for the development of new drugs and to identify, evaluate, select, and winnow drug candidates meriting continued evaluation. Our multidisciplinary discovery teams focus on developing a broad product pipeline covering a variety of disorders.

Our Product Development Programs

The following is a summary of our product development programs by therapeutic area:

Product or Program	Indication(s)	Status	Licensees and Collaborators
Bone and Mineral Disorders

PREOS	Osteoporosis	Phase III	Proprietary

Calcilytic Compounds	Osteoporosis	Preclinical	GlaxoSmithKline*

AMG 073	Hyperparathyroidism
	Primary	Phase II	Amgen
	Secondary	Phase III	Amgen
		Phase II	Kirin

Gastrointestinal Disorders

ALX-0600	Short Bowel Syndrome	Pilot Phase II	Proprietary

	Crohn’s Disease and Ulcerative Colitis	Preclinical	Proprietary

Central Nervous System Disorders

Metabotropic Glutamate Receptors	Psychiatric and Neurological Disorders and Pain	Preclinical	AstraZeneca*

Glycine Reuptake Inhibitors	Schizophrenia and Dementia	Preclinical	Janssen*

* We retain co-promotion rights for product candidates from these collaborations.

Bone and Mineral Disorders

Overview.    Bone and mineral disorders include a range of diseases affecting nearly every major organ system in the body. The most common bone and mineral disorder is osteoporosis, an age-related disease characterized by reduced bone mineral density and increased susceptibility to fractures. Although bone loss is a universal consequence of age, the process is accelerated in women following menopause. Osteoporosis is often diagnosed only after fractures occur. Fractures of the hip, spine or wrist can result in serious long-term disability.

Another bone and mineral disorder is hyperparathyroidism. In hyperparathyroidism, there is an oversecretion of parathyroid hormone by the parathyroid glands located in the neck. Symptoms of hyperparathyroidism may include bone loss and pain, bone deformities, muscle weakness, severe generalized itching and abnormal calcification of soft tissues, including the heart. Patients may also experience depression and cognitive dysfunction. Hyperparathyroidism is characterized as either primary or secondary. Primary hyperparathyroidism is an age-related disorder that is classified by enlargement of one or more of the four parathyroid glands. Secondary hyperparathyroidism is primarily a physiological response to failing kidney function. As renal function deteriorates, the body is unable to maintain proper levels of calcium, vitamin D and phosphorus in the blood. To compensate, parathyroid glands enlarge and produce increased amounts of parathyroid hormone in an attempt to increase calcium and decrease phosphorus levels in the blood.

PREOS and Calcilytic Compounds for Osteoporosis

We are pursuing two separate but related programs for the treatment of osteoporosis. We are developing PREOS internally, and we are pursuing calcilytic compounds in conjunction with GlaxoSmithKline.

PREOS.    PREOS is our recombinant, full-length, human parathyroid hormone being developed for the treatment of osteoporosis. We expect that PREOS will be delivered subcutaneously on a daily basis through an injection pen device designed to make delivery of the drug simple and relatively painless. Although chronically high levels of parathyroid hormone are known to cause bone loss, as in hyperparathyroidism, preclinical and clinical studies conducted to date show that daily dosing with PREOS, in which parathyroid hormone levels rise rapidly and then return to normal levels within a few hours, actually stimulates bone growth. In a Phase II clinical trial of over 200 post-menopausal women completed in 1997, daily injections of PREOS produced a clinically and statistically significant average increase in bone mineral density in the lumbar spine of nearly seven percent in only one year. We are conducting a pivotal Phase III clinical trial with PREOS in post-menopausal women for osteoporosis and another ancillary Phase III trial in osteoporotic women undergoing estrogen replacement therapy.

Market Opportunity.    Approximately 10 million American women have advanced osteoporosis and another 18 million women are osteopenic, or approaching osteoporosis, and are at high risk of fractures because of low bone mineral density. A recent study published in the Journal of the American Medical Association demonstrated that nearly one-half of post-menopausal women have undetected low bone mineral density, and women identified with low bone mineral density were at a significantly increased risk of fracture. In addition, 50 percent of women over 50 years of age in the United States will suffer an osteoporosis-related fracture during their lifetime. According to the National Institutes of Health, osteoporosis is responsible for more than 1.5 million fractures annually. The National Osteoporosis Foundation reports that an average of 24 percent of hip fracture patients age 50 and over die within one year after their fracture, and 25 percent of those who were ambulatory before their hip fracture require long-term care afterward. The size of the United States population aged 50 years and over is expected to increase significantly over the next several decades as a result of the aging of the “baby boomer” generation and longer life expectancies. Estimated United States expenditures for osteoporosis and related fractures is $14.0 billion each year.

Current therapies for osteoporosis include supplementing dietary calcium and vitamin D, which may help to slow the rate of bone loss. Other therapies include estrogen replacement therapy in post-menopausal women, bisphosphonates and raloxifene, a selective estrogen receptor modulator. All of these therapies act to prevent further bone loss by inhibiting bone resorption. These therapies have been shown to reduce the incidence of fracture, but they have only a limited positive effect on bone mineral density. For example, Fosamax, a bisphosphonate sold by Merck, showed a reduction in fractures but an increase in bone mineral density of only seven to ten percent over three years. Merck reported sales of Fosamax in 2001 of $1.8 billion.

We believe there exists a significant need for improved therapy that will increase bone mineral density to a greater degree and at a faster rate, thereby reducing the risk of fracture. Parathyroid hormone treatment, such as our product candidate, PREOS, and Lilly’s parathyroid hormone-fragment, Forteo, are designed to address this medical need and supplement currently available treatments.

The FDA’s Endocronologic and Metabolic Drug Advisory Committee has recommended Forteo for the treatment of osteoporosis, which we believe further validates the clinical benefit of parathyroid hormone treatment. PREOS is our recombinant parathyroid hormone consisting of all 84 amino acids found in the naturally occurring human parathyroid hormone. Lilly’s Forteo is a fragment of the naturally occurring parathyroid hormone and is only comprised of the first 34 amino acids. Data from Lilly’s Phase III clinical trial indicated that, in post-menopausal women with severe osteoporosis, daily injections of Forteo provided statistically significant reductions in fractures and rapid and significant increases in bone mineral density. Because PREOS consists of 84 amino acids found in the naturally occurring human parathyroid hormone, we believe that our Phase III clinical trials will also show efficacy in the treatment of osteoporosis. In addition, studies currently being conducted by us and our academic collaborators are designed to confirm what, if any, therapeutic advantage our full-length human parathyroid hormone may have compared to fragments of parathyroid hormone.

PREOS Development Status.    We are currently conducting a Phase III clinical trial for PREOS. This trial, referred to as the Treatment of Osteoporosis with Parathyroid hormone Study, or TOP Study, is a double-blind, placebo-controlled, multi-center clinical trial designed to demonstrate the ability of PREOS to reduce fractures and build bone mineral density in women with osteoporosis. The TOP Study is evaluating the effects of PREOS in post-menopausal women who have low bone mineral density and may have suffered a fracture, but who are not receiving drug or hormone therapy for osteoporosis. Women participating in the study receive daily, subcutaneous injections of PREOS or placebo. Dosing in this study is planned to last for 18 months. Enrollment in the TOP Study was completed in March 2002 with over 2,600 patients.

We are also conducting a Phase III clinical study to measure the effects of PREOS in osteoporotic women undergoing estrogen replacement treatment. We refer to this trial as the Parathyroid Hormone for Osteoporotic Women on Estrogen Replacement Study, or POWER Study. This study is being conducted at 26 clinical centers in Europe, which is the largest pharmaceutical market for osteoporosis after the United States. Participants receive daily, subcutaneous injections of PREOS or placebo in addition to their ongoing hormone replacement therapies. Dosing in the trial is expected to last for 24 months, with a scheduled 12-month interim analysis and a 12-month follow-up period at the end of the study. Enrollment was completed in September 2002 with over 150 patients. By completing this trial in European countries, we expect to provide additional support for our regulatory submissions in Europe and our worldwide marketing efforts.

In addition, PREOS is being tested in a clinical trial coordinated by the University of California at San Francisco and sponsored by the National Institutes of Health. This randomized, double-blind trial is referred to as the parathyroid hormone and alendronate in combination for the treatment of osteoporosis, or PaTH, study. This trial, which is scheduled to conclude in September 2003, enrolled approximately 240 women with low bone mineral density and will test, which is scheduled to conclude in September 2003, whether PREOS is more effective in building bone mineral density than Fosamax, and whether the combination of PREOS and Fosamax is more effective in building bone mineral density than either therapy alone.

We have manufactured enough PREOS to conduct these trials into the first quarter of 2003. Our ability to continue our clinical programs beyond that period is dependent on the ability of our contract manufacturers to produce PREOS that meets our requirements in a timely manner. For more information about the manufacture of PREOS, see the section of this prospectus supplement entitled “Business—Manufacturing.”

Calcilytic Compounds Development Status.    We are collaborating with GlaxoSmithKline on the discovery, identification and characterization of calcilytic compounds for the treatment of osteoporosis. Calcilytic compounds, antagonistics of calcium receptors, are aimed at temporarily increasing the secretion of the body’s own parathyroid hormone. In animal studies, we demonstrated that intermittent increases in circulating levels of parathyroid hormone can be obtained through the use of calcilytics. In these studies, we observed that increased levels of parathyroid hormone achieved by this mechanism are equivalent to those achieved by an injection of parathyroid hormone sufficient to cause bone growth. As a result, we believe that orally administered calcilytic drugs that act on the parathyroid cell calcium receptors could provide a cost-effective treatment for osteoporosis. We conducted preclinical studies in conjunction with GlaxoSmithKline on some of the lead compounds identified in this program. GlaxoSmithKline has conducted a proof-of-principle Phase I clinical trial with a calcilytic compound for which we received a $1.0 million milestone payment. The purpose of this trial was to establish the safety of calcilytic compounds in humans. We and GlaxoSmithKline continue our evaluation of calcilytic compounds to identify a lead candidate to take into the clinic to test for both safety and efficacy.

GlaxoSmithKline has paid us a total of $33.2 million for license fees, research support, milestone payments and equity purchases as part of our collaboration. We will receive additional payments of up to an aggregate of $13.0 million if certain clinical milestones are achieved. Our agreement also provided for royalties on any sales by GlaxoSmithKline of products commercialized based on compounds identified in this collaboration. In addition to the milestone and royalty payments, we have a limited right to co-promote any products that are developed through our collaboration and we will receive co-promotion revenue if we elect to exercise these rights.

AMG 073 for Hyperparathyroidism

AMG 073 is our orally active, calcimimetic compound being developed for the treatment of primary and secondary hyperparathyroidism. In contrast to calcilytic compounds, calcimimetic compounds activate the parathyroid cell calcium receptor and decrease the secretion of parathyroid hormone. AMG 073 has been licensed for development and commercialization to Amgen and Kirin. In December 2001, Amgen commenced Phase III clinical trials of AMG 073 for the treatment of secondary hyperparathyroidism. Amgen continues to conduct Phase II clinical trials of AMG 073 for the treatment of primary hyperparathyroidism. Kirin is conducting Phase II clinical trials of AMG 073 for the treatment of secondary hyperparathyroidism.

Market Opportunity.    Over 75,000 people in the United States develop new cases of primary hyperparathyroidism each year, and over 500,000 people in the United States are estimated to suffer from the disorder. The current treatment for primary hyperparathyroidism is the surgical removal of one or more of the parathyroid glands in the neck. There are currently no effective pharmaceutical therapies for the treatment of primary hyperparathyroidism. Studies suggest that over 30 percent of the estimated two million patients in the United States with chronic renal failure are affected by secondary hyperparathyroidism. Secondary hyperparathyroidism commonly develops during the early stages of chronic renal failure before dialysis is necessary. Approximately 85 percent of the estimated 300,000 acute renal failure patients who require either dialysis or renal transplant suffer from secondary hyperparathyroidism. Current treatment for secondary hyperparathyroidism includes calcium supplements, phosphate binding chemicals and vitamin D, none of which directly regulate the secretion of parathyroid hormone.

Development Status.    Amgen has completed two Phase II clinical trials with AMG 073 in patients with primary hyperparathyroidism. The preliminary results from these two studies were presented at the American Society of Bone and Mineral Research meetings in 2000 and 2001 and the final results were presented at the Endocrine Society meeting in June 2002. Amgen has completed four Phase II studies in patients with end-stage renal disease and secondary hyperparathyroidism. The preliminary results obtained with AMG 073 in patients on dialysis were presented at the American Society of Nephrology meetings in 2000 and 2001 and additional data from these studies will be presented at the American Society of Nephrology meeting in November 2002.

The results from Amgen’s two Phase II studies in patients with primary hyperparathyroidism demonstrated that AMG 073 was well tolerated and effectively lowered circulating levels of parathyroid hormone and calcium. The larger of the two trials was a one year study involving 78 male and female patients with elevated levels of parathyroid hormone and serum calcium. The patients were randomized to receive either oral doses of AMG 073 or placebo twice a day for 52 weeks. Circulating levels of parathyroid hormone and calcium fell within hours following the oral administration of AMG 073 and serum calcium levels were maintained within the normal range for one year following dosing with AMG 073.

The four Phase II trials of AMG 073 in patients with end-stage renal disease with secondary hyperparathyroidism and elevated levels of parathyroid hormone levels were randomized, placebo-controlled, double blind studies. A total of 297 patients were treated with AMG 073 once daily. Results of the studies indicated that AMG 073 was well tolerated and effective in reducing circulating levels of parathyroid hormone in patients with secondary hyperparathyroidism. Treatment of hemodialysis patients with AMG 073 also significantly reduced the calcium-phosphorous product whereas this product increased in patients on placebo. This reduction was seen after twelve weeks of dosing with AMG 073 and was maintained for up to two years of treatment.

Patients with secondary hyperparathyroidism typically have bone abnormalities, which are often manifested as bone pain and lowered bone mineral density. Preliminary results of a Phase II clinical study are publicly available and are to be presented at the American Society of Nephrology meeting in November 2002. These preliminary results show that daily dosing with AMG 073 for one year not only lowered serum levels of parathyroid hormone but additionally prevented decreases in bone mineral density in the lumbar spine and femoral neck when compared to placebo. Total body bone mineral density was also increased by treatment with AMG 073 and these increases were significantly correlated with the percent reduction in serum levels of parathyroid hormone. No deleterious effects of AMG 073 on bone morphology were observed.

Chronically increased circulating levels of parathyroid hormone are often associated with cognitive deficits. In two of the Phase II studies conducted by Amgen, some patients were asked to participate in a Quality of Life Cognitive Functioning study by rating six indices of cognitive function at the start of the trial and after twelve or eighteen weeks of treatment with AMG 073 or placebo. A total of 132 patients completed this survey. In both studies, those receiving AMG 073 showed significant increases in the cognitive function scale compared to placebo and these increases were correlated with reductions in serum levels of parathyroid hormone. These findings suggest that AMG 073 improves cognitive function in patients with secondary hyperparathyroidism in addition to lowering serum levels of parathyroid hormone and the calcium-phosphorous product and increasing bone mineral density.

Amgen has paid to us license fees, research support payments, and milestone payments, and has made equity purchases totaling $22.5 million, including the milestone payment for the commencement of Phase III trials in secondary hyperparathyroidism. Amgen will pay us up to an additional $23.0 million if it achieves other development and regulatory milestones. Amgen will also pay us royalties on any sales of AMG 073 in its territories. Kirin has paid to us $19.0 million in license fees, research and development support payments and milestone payments, and under the terms of our agreement is required to pay us up to an additional $6.0 million upon accomplishment of additional milestones. Kirin also is required to pay us royalties on any sales of AMG 073 in its territories.

Gastrointestinal Disorders

Overview.    The gastrointestinal tract is involved in the transport, digestion and absorption of nutrients. It also plays an important role in the excretion of toxic chemicals, pathogens and byproducts of digestive processes, and in balancing the absorption and secretion of electrolytes and water. Gastrointestinal disorders can have severe consequences on the quality of life of the people that suffer from them.

One disorder in particular that affects the ability of the gastrointestinal tract to absorb nutrients and water is short bowel syndrome. Short bowel syndrome is a condition which arises after extensive resection of the bowel. Patients with this problem suffer from malnutrition, severe diarrhea, dehydration, fatigue and weight loss due to a loss in the ability to absorb adequate amounts of nutrients and water. Treatment includes special dietary management and, often, total parenteral nutrition.

ALX-0600 for Short Bowel Syndrome.    We are independently developing ALX-0600 for the treatment of short bowel syndrome. ALX-0600 is an analog of glucagon-like peptide 2, a naturally occurring hormone that regulates proliferation of the cells lining the small intestine. Animal studies indicate that ALX-0600 stimulates the repair and regeneration of cells lining the small intestine, expanding the surface area for absorption of nutrients. In animal studies, ALX-0600 induced an approximately 50 percent increase in the weight of the small intestine within 10 days of administration. Further, these studies suggest the growth-promoting properties of ALX-0600 appear to be highly tissue-specific, predominantly affecting the small intestine, and thereby potentially reducing the risk of adverse side effects.

Market Opportunity.    Approximately 25,000 adults and 7,000 children in North America are afflicted with short bowel syndrome. Many of these patients require total parenteral nutrition, the cost of which can exceed $100,000 annually per patient. There are currently no effective therapies for enhancing the growth and repair of the cell lining of the small intestine. We believe that the short bowel syndrome market is an attractive one because of the high cost of treating patients and the absence of any effective drug therapies. We have been granted orphan drug designation for ALX-0600 for short bowel syndrome from the FDA, which provides, subject to several restrictions, seven years of marketing exclusivity once a product is approved for treatment of diseases that afflict fewer than 200,000 patients. The Commission of the European Communities has also recently designated ALX-0600 an orphan medicinal product for the treatment of short bowel syndrome.

We believe that ALX-0600, if successful in the treatment of short bowel syndrome, may also be useful in treating other gastrointestinal conditions characterized by malabsorption, altered absorptive capacity, inflammation or deterioration of the intestinal wall. Examples of these conditions include Crohn’s disease, inflammatory bowel disease, including ulcerative colitis, and intestinal mucositis in cancer patients.

Development Status.    We have completed a pilot Phase II study in adults with short bowel syndrome. The purposes of this study were to evaluate the safety, tolerability and effect of a 21-day subcutaneous dosing regimen of ALX-0600. In this study, three subgroups comprising a total of eleven patients with significant portions of the small intestine removed and no functional large intestine, received ALX-0600 in one of three doses by daily subcutaneous injection. After 21 days of treatment, the patients, all of whom were dependent on parenteral nutrition, showed significant improvements in intestinal function. An important result of the improved intestinal function in these patients was a statistically significant increase in body mass. Histological examination of tissue from patient biopsies showed a statistically significant increase in the number and size of epithelial cells lining the small intestine. The drug appeared to be safe and well-tolerated. The FDA has not approved protocols for conducting additional clinical trials for short bowel syndrome.

Prior to acquiring Allelix in December 1999, Allelix had entered into a research funding agreement with the Government of Canada pursuant to the Technology Partnership Canada program. Under this agreement, Canada is obligated to reimburse us for up to 30 percent of eligible research and development costs we incur for our ALX-0600 product candidate through December 2002 up to a maximum of Cdn. $8.4 million. As of September 30, 2002, we had invoiced Canada for a total of Cdn. $7.5 million for reimbursement, of which Cdn. $2.5 million has not yet been paid. The agreement provides Canada with a 10 percent royalty on revenues we receive from the sale or license of ALX-0600. Our royalty obligation terminates on December 31, 2008, if we have paid at least Cdn. $23.9 million. If we have not paid that amount of royalties by that date, our royalty obligation continues until the earlier of the date we have paid Cdn. $23.9 million, or December 31, 2017. The agreement imposes a number of obligations on us to conduct certain development activities within Canada and use Canadian-based companies to provide certain services in connection with the development of ALX-0600. This requirement could make continued development of ALX-0600 unfeasible because of the costs and time required to develop and source this product solely in Canada. As a result, we have used and currently use non-Canadian based companies for some of these services. For example, we arranged for a non-Canadian contract manufacturer to manufacture bulk supplies of ALX-0600 for our Phase II clinical trials. We notified the Government of Canada of our arrangements and received their authorization to proceed. We cannot be certain that additional waivers will be granted in the future. Violations of the terms of the agreement can result in a forfeiture of the technology to Canada or other adverse consequences. We are now engaged in ongoing discussions with the Government of Canada to amend certain provisions of the agreement. If we cannot reach an agreement with the Government of Canada, we may be required to abandon our development of ALX-0600. If we do reach an agreement, we could be required to make payments that are material in amount. Beginning with the third quarter of 2002, we will no longer recognize revenue under the terms of the agreement until we finalize our discussions with the Government of Canada.

Central Nervous System Disorders

Overview.    Central nervous system disorders are broad, complex and severe diseases that are a major focus of current medical research. However, few central nervous system disorders are able to be effectively treated, creating an opportunity for novel therapies. Central nervous system disorders affect a broad portion of the population through diseases such as epilepsy, bipolar disorder, stroke, Alzheimer’s disease, Parkinson’s disease, dementia, anxiety, depression, schizophrenia and pain. Recent reports indicate that nearly $36.0 billion is expended annually in retail prescription drug sales for central nervous system related products on a worldwide basis. However, many of these treatments are palliative, not curative, and a need for new and improved treatment exists. We are addressing central nervous system disorders on a number of different fronts.

Metabotropic Glutamate Receptor Program.    Since 1996, we have been working to find compounds that act on targets in the central nervous system called metabotropic glutamate receptors, or mGluRs. Because these molecular receptors are structurally related to calcium receptors, we have been able to leverage our expertise in calcium receptors to create proprietary methods for screening drug candidates active at mGluRs. We have discovered a number of compounds that activate or inhibit mGluRs and that are highly selective for specific subtypes of mGluRs. Our animal studies with a number of these compounds have demonstrated their potential as drug candidates for the treatment of central nervous system disorders such as chronic pain.

There are three principal groups of mGluRs and several subtypes of mGluRs within those groups that differ in their chemical composition, their effects on cellular metabolism and their location in the central nervous system. Published research indicates that different mGluRs are variously involved in diseases such as anxiety, schizophrenia, Parkinson’s disease and chronic pain. Because we have the ability to identify compounds that are selective for each of the various mGluR subtypes, we believe that it is possible that we will be able to pursue the development of products that will treat several central nervous system disorders.

In March 2001, we entered into an agreement with AstraZeneca under which we collaborate exclusively on a number of mGluR subtypes. We granted AstraZeneca exclusive rights to commercialize mGluR subtype-selective compounds. Under our agreement, we are required to co-direct the research and pay for an equal share of the preclinical research costs, including capital and a minimum number of personnel, through at least September 2003 and under some circumstances through March 2006. If certain milestones are met, AstraZeneca is required to pay us up to $30.0 million. AstraZeneca is also required to pay us royalties on sales of products that include those compounds. We have the right to co-promote any resulting product in the United States and Canada and receive co-promotion revenue, if any. Should we elect to co-promote products, in some circumstances we will be required to share in the development and regulatory costs associated with those products, and we may not receive some late-stage milestone payments. For more information about our agreement, see the section entitled “Business—Collaborative Research, Development and License Agreements.”

Other Programs for Central Nervous System Disorders.    We collaborated with Janssen on glycine reuptake inhibitors to identify prospective drug candidates for schizophrenia and dementia. In November 2001 we received a milestone payment from Janssen as a result of the selection of a preclinical compound for further development as a potential treatment for schizophrenia. We will receive additional milestone payments of up to $20.5 million from Janssen and royalties on sales of any drugs developed or sold by Janssen under this collaboration agreement.

We have completed several Phase I clinical trials with NPS 1776, a small molecule compound for the treatment of epilepsy, to evaluate its safety and tolerability and its ability to be delivered in a sustained release formulation. Our analysis of the data indicates that the drug was safe and well tolerated. Our preclinical studies show that NPS 1776 is effective in a number of animal models of epilepsy.

In March 2000, we entered into an agreement with Abbott Laboratories Inc. in which we granted Abbott worldwide marketing rights to NPS 1776 in exchange for Abbott’s commitment to fund further development of this product candidate and pay us milestone payments as well as royalties on any sales. In January 2002, Abbott terminated the agreement. As a result, all rights to NPS 1776 were returned to us. In addition, we are entitled to use all studies and information generated by Abbott under the agreement in our development effort for NPS 1776. We are presently reviewing all information related to NPS 1776 and will decide the future of this program when that review is complete.

In 1998 we completed a Phase I clinical trial with ALX-0646, a small molecule compound, for the treatment of migraine, in healthy volunteers. In August 2000, we entered into an agreement with Forest Laboratories Inc. in which we granted to Forest worldwide commercialization rights to ALX-0646 in return for Forest’s commitment to fund further development of ALX-0646 and pay us milestone payments of up to $25.0 million, as well as royalties on any sales of ALX-0646. In November 2001, we earned and received a $1.0 million milestone payment from Forest for developments made by Forest with the compound. In January 2002, Forest notified us that we had earned a $2.0 million milestone payment for the achievement of certain clinical and preclinical developments related to Forest’s work with ALX-0646 for treating migraine. Forest read and approved a press release by us announcing that we had earned the milestone payment. In March 2002, we received notice from Forest that it was terminating the agreement and returning all rights to ALX-0646 to us. Forest has asserted that it has no obligation to pay the $2.0 million milestone payment as a result of its termination. We have initiated arbitration in accordance with the terms of the agreement claiming our right to receive this milestone payment. Absent resolution of this issue, we will not recognize revenue for the $2.0 million milestone. We expect to review all information related to ALX-0646 and will decide the future of this program when that review is complete.

Internal Discovery Research

Through internal discovery efforts, we have developed a diverse product pipeline covering a variety of disorders. This pipeline allows us to reduce the impact of any single product failure and increases our flexibility to focus on our most promising programs. The continued expansion of our product pipeline is based on the ability of our scientists to apply techniques related to our core competencies such as the use of proteins as therapeutics, manipulating G-protein coupled receptors and finding compounds that act on those receptors. Our current discovery research activities span the spectrum from target identification and validation through late stage preclinical safety assessment.

Our internal discovery research group is comprised of 68 staff members, 22 of whom hold doctorate degrees, with 38 members in our Salt Lake City location and 30 members in our Toronto location. The disciplines within our discovery research group include medicinal chemistry, molecular and cellular biology, pharmacology, and drug metabolism and pharmacokinetics. Areas of expertise within the group include bone and mineral metabolism, gastrointestinal physiology and pharmacology, and central nervous system physiology and pharmacology. We intend to continue our focus on scientific discovery by retaining creative scientists who we believe can make breakthrough discoveries leading to innovative products.

Collaborative Research, Development and License Agreements

We selectively enter into collaboration agreements and licenses with pharmaceutical and biotechnology companies to leverage our financial investment in our discovery, development and commercialization programs. These agreements generally include the payment of research support payments to fund research performed by us over an agreed period of time, the payment of milestone payments on the achievement of defined preclinical and clinical events and ultimately, the payment of royalties on sales of products developed under the terms of the particular agreement. In return for these financial benefits, we grant to the particular collaborator an exclusive license to the technology that is the subject of the collaboration as well as to the products developed under the agreement. This strategy allows us to devote greater resources to selected programs and to pursue a greater number of programs and products than would otherwise be possible. In addition, we believe collaborators with clinical development and marketing expertise in specific therapeutic areas will facilitate more rapid entry into the market for our products and accelerate their acceptance by healthcare providers and third-party payors. We currently have collaborative research, development or license agreements with several collaborators, including Amgen, GlaxoSmithKline, AstraZeneca, Janssen and Kirin.

We also enter into research support agreements with various academic and other not-for-profit institutions. These agreements generally require us to fund certain research at the institution over a specific period of time in exchange for which we acquire the right to use the results of the research and obtain an option to exclusively license from the institution any inventions made during the term of the research on terms mutually agreed to at that time.

Amgen.    In March 1996, we entered into a development and license agreement with Amgen in which we granted Amgen the exclusive right to develop and commercialize AMG 073 and related compounds for the treatment of hyperparathyroidism and any other indications other than osteoporosis worldwide, excluding Japan, China, Hong Kong, North and South Korea and Taiwan, territories in which we licensed such rights to Kirin. If our agreement with Kirin is terminated, Amgen’s territory becomes worldwide. Under the terms of our agreement, Amgen is authorized and responsible to conduct, fund and pursue all aspects of the development, submissions for regulatory approvals, manufacture and commercialization of the AMG 073 compound in its territories. Amgen paid us an initial up-front license fee upon signing the agreement. In addition, if specified milestones are achieved, then Amgen is required to make additional milestone payments and must pay royalties to us on any sales of AMG 073. We may terminate the agreement if Amgen breaches the agreement and does not cure the breach within 120 days of receiving notice of the breach. Amgen may terminate the agreement for any reason on 90 days’ prior written notice. If there is a termination for a reason other than our breach of the agreement, we would reacquire the technology, patent and commercialization rights to AMG 073.

GlaxoSmithKline.    In November 1993, we entered into a collaborative research and worldwide exclusive license agreement with GlaxoSmithKline for the research, development and commercialization of calcium receptor active compounds for the treatment of osteoporosis and other bone metabolism disorders, excluding hyperparathyroidism. GlaxoSmithKline also has a first right to negotiate for a collaboration arrangement regarding other research that might be related to bone metabolism disorders, and an exclusive right to negotiate for a license to compounds developed under the agreement for purposes other than bone metabolism disorders. Once compounds have been selected for development, GlaxoSmithKline has the authority and responsibility to conduct and fund all product development, including clinical trials and regulatory submissions, and manufacturing. We have the right to co-promote, in the United States, products resulting the collaboration. In addition to research funding, and some previously paid milestone payments, GlaxoSmithKline has agreed to pay us additional amounts as it achieves certain development or marketing milestones, and must pay royalties on any sales of products for osteoporosis and other bone metabolism disorders that include compounds developed by GlaxoSmithKline under the agreement and a percentage of profits from co-promotion of the products. GlaxoSmithKline may terminate the agreement on 30 days’ written notice and after a six-month waiting period, or in the event we breach the agreement on 60 days’ written notice for our breach. Upon termination, rights and licenses we granted GlaxoSmithKline revert to us. The collaborative research portion of this agreement is now continuing on a month-to-month basis with considerably more work being done by GlaxoSmithKline than by us. We are discussing with GlaxoSmithKline appropriate next phases of our agreement.

AstraZeneca.    In March 2001, we entered into an exclusive research collaboration and license agreement with AstraZeneca to collaborate on the discovery, development and marketing of small molecule therapies for the treatment of various disorders of the central nervous system. Specifically, the collaboration focuses on the identification of small molecules active on mGluRs. We granted AstraZeneca an exclusive license to the worldwide development and commercialization of any mGluR-active compounds identified under the collaboration, including improvements. During the five-year research term, we will work together on the identification of mGluR-active compounds. Once compounds have been selected for development, AstraZeneca will conduct and fund product development, including all human clinical trials, regulatory submissions, commercializations and manufacturing. We have the right to co-promote any resulting product in the United States and Canada and receive co-promotion revenue, if any. Should we elect to co-promote products, in some circumstances we will be required to share in the development and regulatory costs associated with those products. If we elect not to co-promote, we are entitled to milestone payments and royalties on any sales of products developed and marketed under the agreement. We may terminate the agreement if AstraZeneca breaches the agreement and does not cure the breach within 60 days of receiving notice of the breach. After two years of the research program, either party may terminate the agreement on six months’ prior written notice. After the research term, AstraZeneca may terminate the agreement at anytime upon 90 days’ prior written notice. Termination by AstraZeneca for reasons other than our breach will result in the return to us of all rights we granted and the related technology, including improvements.

Janssen.    In October 1998, we entered into a collaborative agreement with Janssen for the research, development and commercialization of new drugs for the treatment of schizophrenia and dementia. The research phase of this collaboration ended in October 2000. In addition, Janssen controls and is responsible for development and commercialization of the compounds, including manufacturing, and including all costs and expenses associated with the development efforts. While Janssen has the right to market products worldwide, we may co-promote, in Canada, any products developed under the agreement. We will receive milestone payments if Janssen reaches certain milestones, and royalties from any product sales resulting from the collaboration. We may terminate the agreement if Janssen breaches the agreement and does not cure the breach within 60 days of receiving notice of the breach. In that case, all rights granted to Janssen revert to us. Janssen may terminate, for any reason, on 90 days notice to us. If Janssen terminates, other than for our breach, then the rights to any compounds or products are transferred to us. We can also terminate Janssen’s rights if Janssen does not launch the product in the United States, but must pay a royalty to Janssen on product sales after that termination.

Kirin.    In June 1995, we entered into a collaborative research and license agreement with Kirin to develop and commercialize AMG 073 for the treatment of hyperparathyroidism and any other indications other than osteoporosis and bone metabolism disorders in Japan, China, Hong Kong, North and South Korea and Taiwan. Kirin is responsible for conducting clinical trials and obtaining regulatory approvals in its territories, and for developing and commercializing products within its territories. The agreement also requires Kirin to use reasonable good faith efforts to introduce a product to market. Kirin paid us an initial up-front license fee and agreed to pay us certain milestone payments on the achievement of specified events. Kirin is required to pay us royalties on any sales of products containing AMG 073 or a similar compound within its territories. We may terminate the agreement if Kirin breaches the agreement and does not cure the breach within 90 days of receiving notice of the breach. Kirin may terminate the agreement for any reason on 90 days’ prior written notice, and on a country by country basis on specified conditions relating to market size. If Kirin terminates the agreement, Amgen would receive rights to develop and commercialize AMG 073 for the treatment of hyperparathyroidism and other indications, except osteoporosis, in the terminated territories. We are advised that Kirin and Amgen have executed a separate data sharing agreement related to clinical data under their separate agreements with us. We have also authorized them to enter into a manufacturing agreement with one or more manufacturing companies for clinical and commercial supplies.

Sponsored and Government Funded Research Programs

We have entered into certain research and license agreements that require us to make research support payments to academic or research institutions when the research is performed. Additional payments may be required upon the accomplishment of research milestones by the institutions or as license fees or royalties to maintain the licenses.

For example, in February 1993, we entered into a collaborative research agreement and a patent license agreement with The Brigham and Women’s Hospital, an affiliate of Harvard University Medical School. The patent license agreement grants us an exclusive license to certain calcium receptor and inorganic ion receptor technology covered by patents we jointly own with the hospital. The research agreement grants us a right of first negotiation for exclusive license rights to any patentable subject matter arising out of research that we sponsor at the hospital. The Brigham and Women’s Hospital is also entitled to a royalty on any sales of certain products under the patent license agreement, and we have committed to promote sales of any licensed products for hyperparathyroidism for which we receive regulatory approval.

Prior to the time that we acquired Allelix in December 1999, Allelix had entered into a research funding agreement with the Government of Canada pursuant to the Technology Partnership Canada program. Under this agreement, Canada is obligated to reimburse us for up to 30 percent of eligible research and development costs we incur for our ALX-0600 product candidate through December 2002 up to a maximum of Cdn. $8.4 million. As of September 30, 2002, we had invoiced the Government of Canada for a total of Cdn. $7.5 million for reimbursement, of which Cdn. $2.5 million has not been paid. The agreement provides the Government of Canada with a 10 percent royalty on revenues we receive from the sale or license of ALX-0600. Our royalty obligation terminates on December 31, 2008, if we have paid at least Cdn. $23.9 million. If we have not paid that amount of royalties by that date, our royalty obligation continues until the earlier of the date we have paid Cdn. $23.9 million, or December 31, 2017. The agreement imposes a number of obligations on us to conduct certain development activities within Canada and use Canadian-based companies to provide certain services in connection with the development of ALX-0600. For example, the agreement requires us to produce in Canada clinical and commercial supplies of ALX-0600. In addition, the agreement requires us to enter into a licensing arrangement with a pharmaceutical company operating in Canada for the conduct of Phase III clinical trials and commercialization of ALX-0600.

The agreement also prohibits us from entering into any licensing agreement for the further development, production and marketing of ALX-0600 without the prior written consent of the Government of Canada. In general, the agreement includes on-going commitments to create manufacturing, marketing and sales jobs in Canada.

If we were to fail to meet our obligations under the agreement, or obtain a waiver of the obligation, the Government of Canada would have the right to declare us in default. If we were unable to cure the default, we would suffer adverse consequences, including the payment of liquidated damages, repaying all amounts received from the Government of Canada, or surrendering all intellectual property rights associated with ALX-0600, in some circumstances.

We have used and currently use non-Canadian based companies for some of these services. For example, we arranged for a non-Canadian contract manufacturer to manufacture bulk supplies of ALX-0600 for our Phase II clinical trials. We notified the Government of Canada of our arrangements and received their authorization to proceed. We are now engaged in ongoing discussions with the Government of Canada to amend certain provisions of the agreement. If we cannot reach an agreement with the Government of Canada, we may be required to abandon our development of ALX-0600. If we do reach an agreement, we could be required to make payments that are material in amount. Beginning with the third quarter of 2002, we will no longer recognize revenue under the terms of the agreement until we finalize our discussions with the Government of Canada.

New Drug Development and Approval Process

Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals and in our ongoing research and development activities. All of our product candidates will require regulatory approval by governmental agencies prior to commercialization. In particular, drug candidates are subject to rigorous preclinical testing and clinical trials and other premarketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state statutes and regulations also govern or affect the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained, may significantly limit the indicated uses for which our products may be marketed. Further, approved drugs, as well as their manufacturers, are subject to ongoing review and discovery of previously unknown problems with such products may result in restrictions on their manufacturer, sale or use or in their withdrawal from the market.

The steps required by the FDA before our drug candidates may be marketed in the United States include, among other things:

•	the performance of preclinical laboratory and animal tests and formulation studies;

•	the submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may commence;

•	the completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug;

•	the submission of a New Drug Application, or NDA, to the FDA; and

•	FDA approval of the NDA.

The testing and approval process requires substantial time, effort and financial resources and we cannot be certain that any approvals for any of our proposed products will be granted on a timely basis, if at all.

Prior to commencing a clinical trial, we must submit an IND to the FDA. The IND becomes effective 30 days after receipt by the FDA, unless within the 30-day period, the FDA raises concerns or questions with respect to the conduct of the trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the study can begin. The submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board at the medical center or centers proposing to conduct the trial must review and approve the plan for any clinical trial before it commences.

Human clinical trials are typically conducted in three sequential phases that may overlap:

•	PHASE I: the drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

•
PHASE II:    involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine optimal dosage.

•
PHASE III:    when Phase II evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites.

We cannot be certain that we or any of our collaborative partners will successfully complete Phase I, Phase II or Phase III testing of any compound within any specific time period, if at all. Furthermore, the FDA or the study sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDA has not established approved protocols for conducting pivotal clinical trials for short bowel syndrome. We will need to reach agreement with the FDA regarding trial design and clinical endpoints before we can begin pivotal trials of ALX-0600. We cannot be certain that the FDA will agree to trial design and clinical endpoints that will make continued development of ALX-0600 feasible on a timely basis or at all.

The results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA. The FDA may deny an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. If approved, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Satisfaction of the above FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of a product or indication.

Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our or our partner’s activities. The FDA or any other regulatory agency may not grant any approvals on a timely basis, if at all. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain regulatory approvals may have a material adverse effect on our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Any products manufactured or distributed by us or our partners pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA for compliance with current good manufacturing practice, or cGMP, regulations which impose certain procedural and documentation requirements upon us and our contract manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the cGMP regulations and other FDA regulatory requirements.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan exclusivity. For example, the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. We intend to file for orphan drug designation for those diseases which meet the criteria for orphan exclusivity. Although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, there can be no assurance that it would provide us with a material commercial advantage.

Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for our product candidates before any such product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. There can be no assurance that approvals will be granted on a timely basis, or at all. In addition, regulatory approval of prices is required in most countries other than the United States. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to us.

Patents and Other Proprietary Technology

Our intellectual property portfolio includes patents, patent applications, trade secrets, know-how and trademarks. Our success will depend in part on our ability to obtain additional patents, maintain trade secrets and operate without infringing the proprietary rights of others, both in the United States and in other countries. We periodically file patent applications to protect the technology, inventions and improvements that may be important to the development of our business. We rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position.

We file patent applications on our own behalf as assignee and, when appropriate, have filed and expect to continue to file, applications jointly with our collaborators. These patent applications cover compositions of matter, methods of treatment, methods of discovery, use of novel compounds and novel modes of action, as well as recombinantly expressed receptors and gene sequences that are important in our research and development activities. Some of our principal intellectual property rights related to processes, compounds, uses and techniques related to calcium receptor science are now protected by issued United States patents. We intend to file additional patent applications relating to our technology and to specific products, as we think appropriate.

We hold patents directed to potential therapeutic products such as new chemical entities, pharmaceutical compositions and methods of treating diseases. We hold patents directed also to nucleic acid and amino acid sequences of novel cellular receptors and methods of screening for compounds active at such cellular receptors. We continue actively to seek patent protection for these and related technologies in the United States and in foreign countries.

We also rely on trade secrets and contractual arrangements to protect our trade secrets. Much of the know-how important to our technology and many of its processes are dependent upon the knowledge, experience and skills of our key scientific and technical personnel and are not the subject of pending patent applications or issued patents. To protect our rights to know-how and technology, we require all of our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the unauthorized use of, and restrict the disclosure of, confidential information and require disclosure and assignment to us of their ideas, developments, discoveries and inventions.

In connection with our research and development activities, we have sponsored research at various university and government laboratories. For example, we have executed license and research agreements regarding research in the area of calcium and other ion receptors with The Brigham and Women’s Hospital. We have also sponsored work at other government and academic laboratories for various evaluations, assays, screenings and other tests. Generally, under these agreements, we fund the work of investigators in exchange for the results of the specified work and the right or option to a license to any patentable inventions that may result in certain designated areas. If the sponsored work produces patentable subject matter, we generally have the first right to negotiate for license rights related to that subject matter. Any resulting license would be expected to require us to pay royalties on net sales of licensed products.

Competition

We and our collaborators and licensees are pursuing areas of product development in which we believe there is a potential for extensive technological innovation in relatively short periods of time. We operate in a field in which new discoveries occur at a rapid pace. Our competitors may succeed in developing technologies or products that are more effective than ours, or in obtaining regulatory approvals for their drugs more rapidly than we are able to, which could render our products obsolete or noncompetitive. Competition in the pharmaceutical industry is intense and is expected to continue to increase. Many competitors, including biotechnology and pharmaceutical companies, are actively engaged in research and development in areas where we are also developing products, including the fields of osteoporosis, hyperparathyroidism, and neurological disorders. For osteoporosis, there are a number of therapies which are currently being marketed, including estrogen replacement therapies like Wyeth-Ayerst’s Premarin, bisphosphonates like Merck’s Fosamax, and selective estrogen receptor modulators, like Lilly’s Evista. Lilly also has been developing Forteo, which will compete as a bone-building agent for the treatment of osteoporosis. Lilly has filed an NDA for Forteo administered by subcutaneous injection, and an FDA advisory committee has recommended that the FDA approve Forteo as a treatment for osteoporosis in postmenopausal women. Lilly has also received an Approvable Letter from the FDA for Forteo as a treatment for osteoporosis. Lilly’s product will likely be the first to market in the treatment of osteoporosis using an injectable bone-building drug. Lilly has also announced that it is investigating alternate methods of delivery of Forteo.

Many of our competitors have substantially greater financial, technical, marketing and personnel resources. In addition, some of them have considerable experience in preclinical testing, human clinical trials and other regulatory approval procedures. Moreover, certain academic institutions, governmental agencies and other research organizations are conducting research in the same areas in which we are working. These institutions are becoming increasingly aware of the commercial value of their findings and are more actively seeking patent protection and licensing arrangements to collect royalties for the technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures and will compete with us in recruiting highly qualified scientific personnel. Our ability to compete successfully will depend, in part, on our ability to:

•	develop marketing, sales and distribution capabilities for our proprietary products;

•	leverage our established collaborations and enter into new collaborations for the development of our products;

•	identify new product candidates through our internal discovery effort or through acquisition;

•	develop products that reach the market first;

•	develop products that are superior to other products in the market;

•	develop products that are cost-effective and competitively priced; and

•	obtain and enforce patents covering our technology.

Manufacturing

We do not have manufacturing facilities to produce sufficient supplies of PREOS, ALX-0600 or any of our other product candidates to support clinical trials or commercial launch of these products, if they are approved. We are dependent on third parties for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

We have entered into agreements with contract manufacturers to manufacture PREOS for use in clinical trial activities. These contract manufacturers are currently our only source for the production and formulation of PREOS. To date, these contract manufacturers have produced only small quantities of PREOS relative to those needed for commercialization. In addition, we have experienced difficulties in producing clinical supplies of PREOS that meet our specifications on a timely basis. We cannot be certain that these difficulties will not reoccur in the future.

We depend on a number of single source contract manufacturers to supply key components of PREOS. In particular, we depend on a single manufacturer for the production of finished supplies of PREOS. Because the “fill and finish” part of the manufacturing process for PREOS requires the use of this manufacturer’s proprietary technology, this contract manufacturer is our sole source for finished supplies of PREOS. Absent the development of an alternative method of delivery of PREOS, we will remain dependent on the availability of this proprietary technology. Because of our dependence on this manufacturer, we are subject to the risk that this manufacturer may not have the capacity from time to time to produce sufficient quantities of PREOS to meet the needs of our clinical trials or be able to scale to commercial production of PREOS. We are also subject to the risk that disruptions in this manufacturer’s operations would result in delays in PREOS’ clinical trials, regulatory approvals and commercial introduction. While we are currently in discussions, to date, we have not entered into a long term agreement with this manufacturer, who currently produces PREOS on a purchase order basis. Accordingly, this manufacturer could terminate our relationship at any time and for any reason. If our relationship with this manufacturer is terminated, or if this manufacturer is unable to produce PREOS in required quantities, on a timely basis or at all, we could be forced to ultimately develop an alternative delivery process for PREOS, which would require additional clinical trials and regulatory approvals. Any disruption or termination of our relationship with this manufacturer would materially harm our business and financial condition and cause our stock price to decline.

We expect to depend on contract manufacturers to supply commercial-scale quantities of PREOS. In April 2002, we entered into a letter of intent with Boehringer Ingelheim Austria GmbH, or BI, for the manufacture of bulk drug supplies of PREOS in support of commercial launch. If we enter into a definitive agreement with BI, we will expend substantial resources and will be dependent on BI for commercial PREOS production. We will also be required to undergo a lengthy and complicated process of technology transfer prior to beginning production. If we cannot reach definitive agreement with BI, we will need to find an alternative source, which would delay our commercialization efforts. Dependence on contract manufacturers for commercial production involves a number of risks, many of which are outside our control. These risks include potential delays in transferring technology, and the inability of our contract manufacturer to scale production on a timely basis, to manufacture commercial quantities at reasonable costs, to comply with current good manufacturing practices and to implement procedures that result in the production of drugs that meet our specifications and regulatory requirements. We are also seeking arrangements with contract manufacturers for supplies of ALX-0600 to be used in future clinical trials. Our agreement with the Government of Canada requires that the ALX-0600 we use in clinical trials and for commercial launch be manufactured by a Canadian company. We have been unable to identify a Canadian manufacturer capable of manufacturing and formulating ALX-0600 in compliance with cGMP and with sufficient quantity and quality for our future clinical development program. As a result, we have arranged for a contract manufacturer outside of Canada to manufacture the bulk compound, which is then formulated into ALX-0600 by a Canadian company. We have notified the Government of Canada of our arrangements and received their authorization to proceed with the manufacture of ALX-0600 for our Phase II clinical trials. If clinical supplies of ALX-0600 are disrupted, exhausted, or fail to arrive when needed, we will have to substantially curtail or postpone initiation of planned clinical trials with ALX-0600.

On May 15, 2002, we reported that we were unable to produce finished clinical supplies of PREOS that met our release specifications. PREOS is formulated as a freeze-dried powder that is reconstituted into a liquid when inserted into its injector pen for patient use. We require that the reconstituted drug remain stable in liquid form for a specified period under refrigeration. Some production batches at that time had exhibited precipitation of the reconstituted drug in the injector pen before the expiration of the required time period. After conducting an extensive review of fill and finish procedures to assess and correct the problem, on July 23, 2002 we announced that we had implemented changes in the process used to prepare the finished drug, and that we had produced limited quantities of PREOS that met our release specifications.

We currently have sufficient clinical supplies of PREOS to meet our clinical needs into the first quarter of 2003. However, if any of the problems we have experienced in the past reoccur and as a result we are unable to produce, in a timely manner, adequate clinical supplies to meet the needs of our current clinical trials, we would be required to modify or terminate our clinical trials for PREOS. Any modification or termination of our Phase III clinical trials could adversely affect our ability to obtain necessary regulatory approvals and delay or prevent the commercial launch of the product, which would materially harm our business, cause our stock price to decline and impair our ability to raise capital.

Employees

As of September 30, 2002, we employed 168 individuals full-time, of which 39 hold Ph.D. degrees and 33 hold other advanced degrees. A total of 112 full-time employees are engaged in research, development and support activities. A total of 56 full-time employees are employed in finance, legal, human resources, market research, corporate development and general administrative activities. None of our employees are covered by collective bargaining agreements and our management considers its relations with our employees to be good.

MANAGEMENT

The following table sets forth information concerning our executive officers and directors as of October 18, 2002:

Name	Age	Position
Hunter Jackson, Ph.D. (3)	52	Chief Executive Officer, President and Chairman of the Board
David L. Clark	49	Vice President, Operations
N. Patricia Freston, Ph.D.	63	Vice President, Human Resources
G. Thomas Heath	53	Senior Vice President, Sales and Marketing
James U. Jensen, J.D.	58	Vice President, Legal Affairs, General Counsel and Secretary
Thomas B. Marriott, Ph.D.	55	Vice President, Development Research
Gerard Michel	39	Vice President, Corporate Development
Alan L. Mueller, Ph.D.	48	Vice President, Discovery Research
Edward F. Nemeth, Ph.D.	49	Vice President and Chief Scientific Officer
Stephen R. Parrish	46	Vice President, Manufacturing
Santo J. Costa, J.D. (2)	56	Director
John R. Evans, M.D. (2)	72	Director
James G. Groninger (2)	57	Director
Joseph Klein, III (1)	41	Director
Donald E. Kuhla, Ph.D. (3)	60	Director
Thomas N. Parks, Ph.D. (1)	52	Director
Edward K. Rygiel (1)	62	Director
Calvin R. Stiller, C.M., O.Ont., M.D. (3)	61	Director
Peter G. Tombros (2)	60	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

Hunter Jackson, Ph.D. has been Chief Executive Officer and Chairman of our board since founding NPS in 1986. He was appointed to the additional position of President in January 1994. Before founding NPS, he was an Associate Professor in the Department of Anatomy at the University of Utah School of Medicine. Dr. Jackson received a Ph.D. in Psychobiology from Yale University. He received postdoctoral training in the Department of Neurosurgery, University of Virginia Medical School.

David L. Clark has been Vice President, Operations since March 2000. He has also served as our Vice President, Investor Relations. Before being appointed to these positions, he served as Director of Business Development and Corporate Communications for us from September 1998 to December 1999. He served as Director of Corporate Communications for us from March 1996 to September 1998. From 1988 to 1996 he served as Vice President, Business Development for Agridyne Technologies Inc., a publicly held biotechnology company. Mr. Clark received an M.S. in Plant Genetics from the University of Illinois. He received an M.B.A. from the University of Utah.

N. Patricia Freston, Ph.D. has been Vice President, Human Resources since March 1997. From 1980 to February 1997, she served as Manager of Personnel Services, Questar Corporation, a publicly held, integrated energy company. From 1977 to 1980, Dr. Freston was Assistant Director of Training for Mountain Fuel Supply,

a subsidiary of Questar. From 1971 to 1977, she was Director of Academic Programming for the Division of Continuing Education, University of Utah. Dr. Freston received a Ph.D. in Industrial Psychology from the University of Utah.

G. Thomas Heath, has been Senior Vice President, Sales and Marketing since November 2001. In 1997, Mr. Heath co-founded Echelon Research Laboratories Inc., where he served as President and continues to serve as a director. From 1976 to 1996, Mr. Heath served in various marketing and sales positions at Pfizer Inc., where he managed the pre-launch planning and successful introductions of a number of new pharmaceutical products. Mr. Heath also served as Vice President, Sales and Marketing at Pfizer Canada, where he managed a force of over 250 salespeople. Mr. Heath received B.A. and M.B.A. degrees from the University of Utah.

James U. Jensen, J.D. has been Vice President, Legal Affairs, General Counsel and Secretary since August 1991. He has been Secretary of NPS since 1987, and served as a director from 1987 to 2001. From 1986 to July 1991, he was a partner in the law firm of Woodbury, Jensen, Kesler & Swinton, P.C., or its predecessor firm, concentrating on technology transfer and licensing and corporate finance. From July 1985 until October 1986, he served as Chief Financial Officer of Cericor, a software company. He serves as a director of Wasatch Funds, Inc., a registered investment company, and various private companies. Mr. Jensen received J.D. and M.B.A. degrees from Columbia University.

Thomas B. Marriott, Ph.D. has been Vice President, Development Research since August 1993. From February 1990 to July 1993, he served as Director, Clinical Investigations for McNeil Pharmaceutical, a subsidiary of Johnson & Johnson, with responsibility for developing and implementing clinical trial strategies for a number of products. From 1986 to 1990, Dr. Marriott was Director, Drug Metabolism for McNeil Pharmaceutical with the responsibility for planning, initiating and completing bioanalytical drug disposition and clinical biopharmaceutics and pharmacokinetics research required for investigational new drug applications and new drug applications. He received a Ph.D. in Chemistry from the University of Oregon.

Gerard J. Michel, M.S., M.B.A. has been Vice President, Corporate Development since July 2002. From May 1998 to July 2000 Mr. Michel served as a Principal of the consulting firm of Booz-Allen & Hamilton. In this consulting capacity, he worked with large pharmaceutical companies, biotech firms, and service firms. He served as an associate with Booz-Allen & Hamilton from June 1995 to May 1998. Mr. Michel received an M.S. in Microbiology and an M.B.A., both from the University of Rochester.

Alan L. Mueller, Ph.D. has been Vice President, Discovery Research since January 2001. Before being appointed to that position, he served us as Director, Discovery Research from September 1999 to January 2001. He joined NPS in February 1989 as a Senior Scientist. Prior to that time, he was a Pharmacologist at Abbott Laboratories. Dr Mueller received a Ph.D. in Pharmacology from the University of Colorado Health Sciences Center, Denver.

Edward F. Nemeth, Ph.D. has been a Vice President of NPS since January 1994 and was appointed Chief Scientific Officer in July 1997. He joined NPS as Director of Pharmacology in March 1990. From 1986 until joining NPS, Dr. Nemeth was an Assistant Professor in the Department of Physiology and Biophysics at Case Western Reserve University School of Medicine. He received a Ph.D. in Pharmacology from Yale University.

Stephen R. Parrish, M.S. has been Vice President, Manufacturing since October 2002. Prior to joining NPS as an employee, Mr. Parrish worked with NPS for six months as a consultant through ManuPharm Consulting, Mr. Parrish’s own consulting company since October 1998. In that capacity, he provided manufacturing consulting services to the biotechnology and pharmaceutical industries. From March 1995 to September 1998, he served as Head of Operations for Medeva Pharma. Mr. Parrish received a B.S. in Pharmacy and an M.S. in Pharmaceutical Analysis, both from the University of Manchester.

Santo J. Costa, J.D. has served as a director since 1995. Since January 2002, Mr. Costa has served as a consultant to Quintiles Transnational Corporation. From June 2001 through December 2001, Mr. Costa was a senior advisor to the Chairman of Quintiles. Mr. Costa served as a director of Quintiles Transnational Corporation, a publicly held global contract research organization, from April 1994 through June 2001 and served as its Vice Chairman from November 1999 through June 2001. From April 1994 to November 1999 he served as President and Chief Operating Officer for Quintiles. From 1986 to 1993, he was employed by Glaxo, Inc., a worldwide pharmaceutical company, where he served as Senior Vice President, Administration and General Counsel and was a member of that company’s board of directors. He is a director of two other publicly held companies, CV Therapeutics and Pilot Therapeutics, as well as several private companies. He is a member of the board of advisors of AM Pappas & Associates and of counsel to the law firm of Maupin Taylor & Ellis. Mr. Costa received his J.D. from St. John’s University.

John R. Evans, M.D. has served as a director and Vice-Chairman of our board since the closing of our acquisition of Allelix in December 1999. Previously, Dr. Evans was Chairman of the Board of Allelix since 1983. From 1979 to 1983, Dr. Evans served as a Director of the Population, Health and Nutrition Department of the World Bank in Washington. From 1972 to 1978 he served as President of the University of Toronto. Currently, Dr. Evans is Chairman of the Canada Foundation for Innovation and serves as Chairman of the Board for both Alcan Aluminum Limited in Montreal and Torstar Corporation in Toronto. He is a member of the board of directors of MDS Inc., a publicly held health and life sciences company listed on the New York Stock Exchange and the Toronto Stock Exchange, and of GlycoDesign, Inc. Dr. Evans received an M.D. degree from the University of Toronto and engaged in specialty training in internal medicine and cardiology in London, Boston and Toronto.

James G. Groninger has served as a director since 1988. Mr. Groninger founded in January 1995 and is President of The Bay South Company, a Richmond, Virginia-based provider of financial advisory and investment banking services. From 1988 through 1994, he served as a Managing Director, Investment Banking Division, of PaineWebber Incorporated. Mr. Groninger is a member of the board of directors of Cygne Designs, Inc., a publicly held company, and Layton BioScience, Inc. and LBS Technologies, both private biotechnology companies. Mr. Groninger received an M.B.A. degree from Harvard Business School.

Joseph Klein, III has served as a director since 1998. Currently, Mr. Klein is Venture Partner of MPM Capital, a global venture capital and public equity investment manager focused exclusively on healthcare, and is also Managing Director of Gauss Capital Advisors, LLC, a financial and investment advisory firm. From 1999 to 2000, Mr. Klein was Vice President, Strategy for Medical Manager Corporation, a physician office management information systems vendor. From 1998 to 1999, Mr. Klein was a Health Care Investment Analyst with the Kaufmann Fund, Inc. From 1995 to 1998, Mr. Klein was a Portfolio Manager and Chairman of the Investment Advisory Committee of T. Rowe Price Health Sciences Fund, Inc. From 1990 to 1998, Mr. Klein served as Vice President and Health Care Investment Analyst for T. Rowe Price Associates, Inc., an investment management firm. Mr. Klein serves as a director of Guilford Pharmaceuticals, a publicly held biotechnology company, and Synbiotics Corporation, a publicly held veterinary diagnostic products company. Mr. Klein received an M.B.A. degree from Stanford Graduate School of Business.

Donald E. Kuhla, Ph.D. has served as a director since 1991. Since 1998, Dr. Kuhla has been President and Chief Operating Officer of Albany Molecular Research, Inc., a chemical contract research organization, where he has also been a director since 1995. From 1994 through 1998 Dr. Kuhla was Vice President of Plexus Ventures, Inc., a business consulting firm. From 1990 to 1994, Dr. Kuhla held senior management positions with two venture capital-backed, biotechnology startup companies. His early career was spent in research and development and operations management positions with Pfizer Inc. and Rorer Group, Inc., his last position at Rorer being Senior Vice President of Operations. Dr. Kuhla received a Ph.D. degree in Organic Chemistry from Ohio State University.

Thomas N. Parks, Ph.D. has served as a director since our founding in 1986. Dr. Parks also serves as a scientific consultant to us. He is currently the George and Lorna Winder Professor of Neuroscience and Chairman of the Department of Neurobiology and Anatomy at the University of Utah Medical School. Dr. Parks

joined the faculty at the University of Utah Medical School in 1978 as an Assistant Professor. Dr. Parks received a Ph.D. degree in Psychobiology from Yale University. He was a postdoctoral fellow in Developmental Neurology at the University of Virginia Medical School.

Edward K. Rygiel has served as a director since the closing of our acquisition of Allelix in December 1999. Mr. Rygiel served on the board of Allelix since 1995. Since January 2000, Mr. Rygiel has been Executive Vice President of MDS Inc., a publicly held health and life sciences company, and since 1988 he has been President and Chief Executive Officer of MDS Capital Corp., a subsidiary of MDS Inc. From 1988 to 2000, Mr. Rygiel was Senior Vice President, Strategic Investments, of MDS Inc. Mr. Rygiel currently is a director and Chairman of Hemosol, Inc., a publicly held biotechnology company. Mr. Rygiel earned a B.A.Sc. from the University of Toronto, School of Chemical Engineering.

Calvin R. Stiller, C.M., O.Ont., M.D. has served as a director since the closing of our acquisition of Allelix in December 1999. Dr. Stiller served on the board of Allelix since April 1999. Since 1996, Dr. Stiller has served as Chairman and Chief Executive Officer of Canadian Medical Discoveries Fund. Dr. Stiller served as the Chief of the Multi-Organ Transplant Service at the University Hospital in London, Ontario from 1984 through 1996. He is a full professor of medicine at the University of Western Ontario. Dr. Stiller is the Chairman of the Ontario Research and Development Challenge Fund and serves as a director of Spectra Diagnostic, and CPL Trust, a publicly held company. Dr. Stiller received an M.D. degree from the University of Saskatchewan.

Peter G. Tombros has served as a director since 1998. From 1994 until June of 2001, Mr. Tombros served as President, Chief Executive Officer and Director of Enzon Inc., a publicly held biopharmaceutical company. Since June, Mr. Tombros has been serving in a transition role at Enzon. Prior to joining Enzon, Mr. Tombros spent 25 years with Pfizer Inc., a global healthcare company. Mr. Tombros served as a Corporate Officer and Vice president of Pfizer Inc. from 1986 in positions including Senior Vice President and General Manager of the Roerig Division, Executive Vice President of Pfizer Pharmaceuticals and Vice President, Corporate Strategic Planning. Recently, he was named Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company. Mr. Tombros also serves on the Board of Directors of Alpharma Inc., a publicly held pharmaceutical company, and Cambrex, a supplier of human health and bioscience products to the life sciences industry. Mr. Tombros received B.S. and M.S. degrees from the Pennsylvania State University and an M.B.A. degree from the University of Pennsylvania Wharton Graduate School of Business.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

❒	breach of their duty of loyalty to the corporation or its stockholders;

❒	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

❒	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

❒	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we shall indemnify our directors and officers to the maximum extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws do not prohibit us from obtaining insurance for the benefit of any current or former officer, director, employee or other agent of NPS, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under the provisions of Delaware law.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for any and all expenses such as judgments, fines, penalties and amounts paid in settlement, reasonably incurred by the officer or director in any action or proceeding; including any action by or in the right of NPS arising out of a person’s services as a director, officer, employee, agent or fiduciary of NPS, any subsidiary of NPS or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. We have filed these documents as exhibits to the registration statement related to this prospectus.

General

We are authorized to issue 45,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of October 16, 2002, there were approximately 30,453,282 shares of common stock issued and outstanding including 323,320 shares of NPS Allelix, our Canadian subsidiary, which are exchangeable into our common stock at any time on a one-for-one basis.

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Exchangeable Shares

In connection with our acquisition of Allelix, NPS Allelix issued 3,476,009 exchangeable shares. Each of the exchangeable shares is exchangeable at any time on a one-for-one basis into our common stock and are, as nearly as practicable, the functional and economic equivalent of our common stock.

We designated a single share of our preferred stock as special voting preferred stock in connection with our acquisition of Allelix in December 1999. The special voting share possesses a number of votes equal to the number of exchangeable shares of NPS Allelix outstanding from time to time. Through the holder of the special voting share, holders of exchangeable shares are entitled to vote on all matters submitted to a vote of the registered holders of our common stock. The registered holders of our common stock and the holder of the special voting share vote together as a class on all matters. The holder may exercise the voting rights only on the basis of instructions received from the holders of the NPS Allelix exchangeable shares. If no instructions are received, then the holder of the special voting share shall not exercise any of the voting rights. In the event of a liquidation, all outstanding exchangeable shares will automatically be exchanged for our common stock. The holder of the special voting share is not entitled to receive dividends, and in the event of any liquidation, dissolution, or winding-up of NPS, will receive an amount equal to the par value thereof. At such time as the special voting share has no votes attached to it because there are no exchangeable shares outstanding that we or our affiliates do not own, the NPS special voting share will cease to have any rights.

On or after December 31, 2004, we have the right to cause the exchange of all outstanding exchangeable shares for shares of our common stock on a one-for-one basis. Also, we have the right to effect such an exchange at any time (i) if there are fewer than 1,000,000 exchangeable shares outstanding (other than those held by us and our affiliates); or (ii) on or after the occurrence of a change in control of NPS where it is not reasonably practicable to substantially replicate the existing terms and conditions of the exchangeable shares in connection with such a transaction.

Stockholder Rights Plan

On December 4, 1996, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred stock purchase right for each share of our common stock outstanding on December 31, 1996, and each share of common stock issued after that date. Our board amended the plan on December 31, 2001 to increase the purchase price and extend the term. The rights are transferable with our common stock until they become exercisable, but are not exercisable until the distribution date described in the plan. Generally, the plan distribution date will not occur until a person or group acquires or makes a tender offer for 20 percent or more of our outstanding common stock. The rights expire on December 31, 2011 unless we redeem them at an earlier date. The expiration date may be extended by our board. When a right becomes exercisable, its holder is entitled to purchase from us  1/100th of a share of preferred stock at a purchase price of $300.00, subject to adjustment in certain circumstances.

Until the plan distribution date, the purchase rights will be evidenced by the certificates for common stock registered in the names of holders of our common stock. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common stockholders of record.

If any person or group acquires 20 percent or more of our common stock, the rights holders will be entitled to receive upon exercise, that number of shares of common stock that at the time have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of our liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount per common share of our company.

If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, that number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the purchase right. Our board has the right to redeem the purchase rights in certain circumstances for $.01 per share, subject to adjustment.

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Other Obligations to Issue Capital Stock

We have adopted and maintain equity incentive plans pursuant to which we are authorized to issue stock, stock options and other types of compensation for employees, consultants and other persons who provide services to us. Our employees are also given the right to purchase our common stock at favorable purchase prices under some of these plans. In the event of a change in control transaction in which we are not the surviving corporation or in which more than 50 percent of the shares of our common stock entitled to vote are exchanged, all outstanding, unvested options shall vest and become immediately exercisable. As of September 30, 2001, we have outstanding options to acquire 3,141,765 shares of common stock under these plans. We have reserved an additional 2,671,168 shares of common stock for future issuance under these plans.

Anti-Takeover Provisions

Delaware Law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of the corporation’s voting stock. A corporation may “opt out” of this statute, which we have not done.

Certificate of Incorporation and Bylaws Provisions

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of NPS:

•	the number of directors that constitutes the whole board of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors;

•
vacancies on our board of directors, including those resulting from an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders;

•
a stockholder’s notice of the stockholder’s intent to bring business before an annual meeting or to nominate a person for election to the board of directors must be received by us within strict guidelines which may make it more difficult for stockholders to bring items before the meetings; and

•	our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws do not provide for cumulative voting in the election of directors.

In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of NPS.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc. Their address is 1825 Lawrence Street, Denver, Colorado 80202-1817, and their telephone number is (303) 298-5370. The transfer agent and registrar for the exchangeable shares issued by NPS Allelix is CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario M5H 4A6.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.

Total	4,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and accompanying prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $                     and the total underwriters’ discounts and commissions would be $                    . From time to time, some of the underwriters or their affiliates have provided, continue to and may in the future provide, investment banking and other financial services for us. These underwriters and their affiliates have received and may in the future receive customary fees for their services.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

Our common stock is quoted on The Nasdaq National Market under the symbol “NPSP.”

We have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•	the issuance by us of shares of common stock upon the exercise of options or the conversion of securities outstanding on the date hereof; or

•	grants of employee or director stock options or issuances of shares of our common stock to employees or directors, in each case pursuant to the terms of a plan in effect on the date hereof.

Our officers and directors have agreed that they will not, without, in each case, the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of our common stock or other securities, in cash or otherwise.

The restrictions described in the above paragraphs relating to our officers and directors do not apply to any shares of our common stock acquired in the open market. In connection with their agreements described above, a number of our directors and officers have terminated their selling plans under Rule 10b5-1 selling plans.

In order to facilitate this offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is “covered” if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus supplement or accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement or accompanying prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus supplement or accompanying prospectus.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Salt Lake City, Utah will pass on the validity of the issuance of the securities offered by this prospectus supplement. Skadden, Arps, Slate, Meagher & Flom (Illinois) will pass on certain legal matters in connection with the offered securities on behalf of the underwriters.

EXPERTS

Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and for the period from October 22, 1986 (inception) to December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these consolidated financial statements refers to a change in the method of recognizing revenue on nonrefundable licensing fees in 2000.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC.

You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and information regarding registrants like us that file electronically.

Reports, proxy statements, and other information concerning us may also be inspected at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

PROSPECTUS
$250,000,000

NPS Pharmaceuticals, Inc.

By this prospectus, we may offer

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants

NPS Pharmaceuticals, Inc. may sell from time to time in one or more offerings together or separately:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	depositary shares; and

•	warrants to purchase debt securities, preferred stock or common stock.

See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our securities.

Our common stock is quoted on the Nasdaq National Market under the symbol “NPSP.” The last reported sale price of our common stock on March 21, 2002 was $35.45 per share.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 25, 2002

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus and that are referenced under the section entitled “Where You Can Find More Information” on age 44 contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drug candidates, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability or the ability of our collaborators to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate or discover new drugs in the future are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	our and our collaborators’ failure to achieve positive results in clinical trials or receive required regulatory approvals;

•	competitive factors;

•	our and our collaborators’ failure to successfully commercialize our products;

•	changes in our relationships with our collaborators;

•	variability of our royalty, license and other revenues;

•	our ability to enter into future collaborative agreements;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic conditions.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” and other sections of this prospectus, and the accompanying prospectus supplement, and in the other documents we have filed with the SEC and that are incorporated by reference in this prospectus, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by the company. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities or our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

SUMMARY

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may, along with the information that is incorporated by reference as described in the section of this prospectus entitled “Where You Can Find More Information,” add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with additional information described below under the heading “Where You Can Find More Information.” PREOS is our recombinant, full-length parathyroid hormone for the treatment of osteoporosis, and ALX-0600 is our analog of glucagen-like peptide 2 for the treatment of gastrointestinal disorders.

NPS Pharmaceuticals, Inc.

Overview

Our objective is to build a profitable biopharmaceutical company by discovering, developing and commercializing small molecule drugs and recombinant proteins. Our current product candidates are primarily for the treatment of bone and mineral disorders, gastrointestinal disorders and central nervous system disorders.

We have three product candidates in clinical development and several preclinical product candidates. Two of these product candidates, PREOS(TM) and AMG 073, are in Phase III clinical trials. Our third product candidate, ALX-0600, is in a pilot Phase II clinical trial. PREOS and ALX-0600 are proprietary to, and are being developed by, us. PREOS is our recombinant, full-length parathyroid hormone for the treatment of osteoporosis, and ALX-0600 is our analog of glucagon-like peptide 2 for the treatment of gastrointestinal disorders. AMG 073, our orally active, small molecule compound for the treatment of hyperparathyroidism is being developed by our licensees, Amgen Inc. and Kirin Brewery Company, Ltd. We have granted exclusive development, commercialization and marketing rights for several of our other product candidates to a number of pharmaceutical companies, including GlaxoSmithKline plc, AstraZeneca AB and Janssen Pharmaceutica N.V., a subsidiary of Johnson & Johnson.

Our Product Candidates

Bone and Mineral Disorders

PREOS for Osteoporosis.    PREOS is our recombinant, full-length, human parathyroid hormone being developed for the treatment of osteoporosis. Osteoporosis is an age-related disorder that is characterized by a reduction in bone mineral density and an increase in susceptibility to fractures.

We are currently conducting a pivotal Phase III clinical trial for PREOS designed to demonstrate its ability to reduce fractures and build bone mineral density in post-menopausal women with osteoporosis. In a Phase II clinical trial, daily injections of PREOS produced a clinically and statistically significant average increase in bone mineral density in the lumbar spine of nearly seven percent in only one year.

We are also conducting a Phase III clinical trial to measure the effect of PREOS in building bone mineral density in osteoporotic women undergoing estrogen replacement therapy. In addition, PREOS is being tested in a clinical trial coordinated by the University of California at San Francisco and sponsored by the National Institutes of Health. This trial will test whether PREOS is more effective in building bone mineral density than Fosamax, an alternative osteoporosis therapy currently sold by Merck & Co., Inc., and whether the combination of PREOS and Fosamax is more effective in building bone mineral density than either therapy alone.

Calcilytics for Osteoporosis.    In collaboration with GlaxoSmithKline, we are pursuing another treatment for osteoporosis that focuses on the use of orally administered drugs called calcilytics. Calcilytic compounds are small molecules designed to temporarily increase the secretion of the body’s own parathyroid hormone, which may result in the formation of new bone. GlaxoSmithKline has conducted a proof-of-principle Phase I clinical trial with a calcilytic compound identified under the collaboration. The purpose of this trial was to establish the safety of calcilytic compounds in humans. We and GlaxoSmithKline continue our evaluation of calcilytic compounds, to identify a lead candidate to take into the clinic to test for both safety and efficacy.

AMG 073 for Hyperparathyroidism.    AMG 073 is our orally active, small molecule compound that is being developed for the treatment of hyperparathyroidism. Hyperparathyroidism results from an oversecretion of parathyroid hormone by the parathyroid glands located in the neck. Symptoms of hyperparathyroidism include bone loss, pain and muscle weakness. Primary hyperparathyroidism is characterized by enlargement of one or more of the four parathyroid glands. Secondary hyperparathyroidism is a physiological response to failing kidneys. Secondary hyperparathyroidism commonly develops during the early stages of chronic renal failure before dialysis is necessary.

We licensed AMG 073 to Amgen and Kirin, both of whom have full development and marketing rights to this product candidate in specified territories. In December 2001, Amgen commenced Phase III clinical trials of AMG 073 for secondary hyperparathyroidism. Results from Amgen’s Phase II clinical trials in patients with secondary hyperparathyroidism and chronic renal failure indicated that AMG 073 reduced both parathyroid hormone and calcium-phosphorus product levels and was safe and well-tolerated at daily doses up to 100 mg as both a standalone therapy and in combination treatment with vitamin D and phosphate binders.

Gastrointestinal Disorders

ALX-0600 for Short Bowel Syndrome.    We are independently developing ALX-0600 for the treatment of short bowel syndrome. Short bowel syndrome is a condition that affects the ability of the gastrointestinal tract to absorb nutrients and water. We have been granted orphan drug designation for ALX-0600 for short bowel syndrome by the United States Food & Drug Administration, or FDA, and the Commission of the European Communities has recently designated ALX-0600 as an orphan medicinal product for the treatment of short bowel syndrome.

We have completed dosing patients in a pilot Phase II clinical trial with ALX-0600 in a small number of patients with short bowel syndrome and are presently evaluating the results of the trial.

Central Nervous System Disorders

Metabotropic Glutamate Receptor Program.    In collaboration with AstraZeneca, we are working to identify compounds that act on targets in the central nervous system called metabotropic glutamate receptors, or mGluRs, which are involved in the regulation of important brain functions. Published research indicates that different mGluRs are involved in diseases such as stroke, epilepsy, Alzheimer’s disease and schizophrenia. We have been able to use our expertise in calcium receptors, which are structurally related to mGluRs, to create proprietary methods for identifying drug candidates that act on mGluRs. We have identified a number of proprietary compounds for preclinical development that target mGluRs and may be useful for the treatment of various central nervous system disorders.

Other Programs for Central Nervous System Disorders. We have licensed potential drug candidates for schizophrenia and dementia to Janssen.

Internal Discovery Research

Through internal discovery efforts, we have developed a diverse product pipeline covering a variety of disorders. This pipeline allows us to reduce our exposure to the impact of any single product failure and increases our flexibility to focus on our most promising programs. The continued expansion of our product pipeline is based on the ability of our scientists to apply techniques related to our core competencies, such as the use of proteins as therapies, manipulating G-protein coupled receptors and finding compounds that act on those receptors. Our current discovery research activities span the spectrum from target identification and validation through late state preclinical safety assessment.

Other Information

Unless stated otherwise, references in this prospectus to “NPS,” “we,” “us,” or “our” refer to NPS Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries.

We originally incorporated in Utah in 1986 and reincorporated in Delaware in 1992. In December 1999, we acquired Allelix Biopharmaceuticals, Inc., or Allelix, a biopharmaceutical company based in Ontario, Canada. We now operate Allelix as a subsidiary, and refer to it as NPS Allelix. Our executive offices are located at 420 Chipeta Way, Salt Lake City, Utah 84108-1256. Our telephone number is (801) 583-4939. Our Internet site is at http://www.npsp.com. Information found on our Internet site is not part of this prospectus.

“NPS,” “NPS Pharmaceuticals,” “Allelix Biopharmaceuticals,” “NPS Allelix” and “Allelix” are our registered trademarks. We have applied to the United States Patent and Trademark Office for registration of the trademark “PREOS.” All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

The Securities We May Offer

We may offer up to $250,000,000 of debt securities, common stock, preferred stock, depositary shares and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Debt Securities

We may offer secured or unsecured obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior unsecured debt securities will have the same rank in right of payment as our other unsecured, unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities.

The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits to the registration statement (No. 333-76532) that we have filed with the SEC (this prospectus being a part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided below under the heading “Where You Can Find More Information.”

General Indenture Provisions That Apply to Senior and Subordinated Debt

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	Neither indenture limits the amount of debt that we may issue or generally provides holders any protection should there be a highly leveraged transaction involving our company.

•
The indentures allow us to merge or to consolidate with another United States entity or convey, transfer or lease our properties and assets substantially as an entirety to another United States entity, as long as certain conditions are met. If these events occur, the other entity will be required to assume our obligations on the debt securities and under the indentures, and we will be released from all liabilities and obligations, except in the case of a lease.

•
The indentures provide that we and the trustee may generally amend the indenture with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal, interest or adversely affect any right to convert or certain other matters, every holder in that series must consent.

•
We may discharge the indentures and defense restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

Each of the following is an event of default under the indentures:

•	Principal not paid when due;

•	Any sinking fund payment not made when due;

•	Failure to pay interest for 30 days;

•	Covenants not performed for 90 days after notice; and

•	Certain events of bankruptcy, insolvency or reorganization of NPS.

A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25 percent of the principal amount outstanding in a series may declare the outstanding principal, plus accrued interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action. A prospectus supplement may describe deletions of, or changes or additions to, the remedies available to the holders under the indentures.

Subordination

The subordinated indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

Common Stock

We may offer shares of our common stock, par value $.001 per share, either alone or underlying other registered securities convertible into our common stock. Common stock holders are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including any redemption provisions, any rights in the event of liquidation, dissolution or the winding up of NPS, any voting rights and any conversion rights. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock.

RISK FACTORS

Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the accompanying prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.

We have a history of operating losses. We expect to incur net losses and we may never achieve or maintain profitability.

With the exception of 1996, we have not been profitable since our inception in 1986. As of December 31, 2001, we had an accumulated deficit of approximately $161.0 million. We have not generated any revenue from product sales to date, and it is possible that we will never have significant product sales revenue, if any. We expect to continue to incur losses for at least the next several years as we and our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully develop, manufacture and market our current product candidates, particularly PREOS and AMG-073, as well as continue to identify, develop, manufacture and market new product candidates. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates.

We do not have, and may never develop, any commercial drugs or other products that generate revenues.

Our existing product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development efforts may not lead to commercial drugs for a number of reasons, including the failure of our product candidates to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue the programs through the clinical trial process. We do not expect to be able to market any of our existing product candidates for a number of years, if at all.

We are dependent on the successful outcome of the clinical trials for our two most advanced product candidates, PREOS and AMG 073. If either or both of these product candidates fail to advance in the clinic, our business will be materially harmed and our stock price will be adversely affected.

We are currently conducting Phase III clinical trials for PREOS, our proprietary product candidate for the treatment of osteoporosis. Amgen, our licensee, is conducting Phase III clinical trials for AMG 073, a compound intended to treat hyperparathyroidism. Our success will depend, to a great degree, on the success of these and subsequent clinical trials. In order to successfully commercialize PREOS and AMG 073, we and Amgen must be able to, among other things, obtain required regulatory approvals for these product candidates. Prior to receiving approval for commercialization, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and comparable foreign regulatory authorities, that each of these product candidates is both safe and efficacious. While no significant safety issues have emerged in Phase I and Phase II clinical trials with respect to either of these product candidates, we will still need to demonstrate their efficacy for the treatment of their respective specific indications, as well as their continued safety through the conduct of Phase III clinical trials. The successful outcome of our and Amgen’s Phase III clinical trials for PREOS and AMG 073 will depend in part on our and Amgen’s ability to successfully complete enrollment in the trials and completion of the study, a process that can be difficult and may result in delays in the completion or suspension of the trials. To date, neither long-term safety nor efficacy has been demonstrated in clinical trials with either of these product candidates. Accordingly, the results of future studies may indicate that the candidates are unsafe, ineffective or both, notwithstanding the results of earlier clinical trials. We cannot assure you that either or both of these products will continue to prove to be safe or efficacious in accordance with regulatory requirements. Further, we cannot assure you that these product candidates will be approved in a timely manner, if at all. If we or Amgen fail to successfully obtain regulatory approvals for PREOS or AMG 073, our business will be materially harmed and our stock price will be adversely affected.

The FDA has not approved any of our product candidates and we cannot assure you that data collected from preclinical and clinical trials of our product candidates will be sufficient to support approval by the FDA, the failure of which could delay our profitability and adversely affect our stock price.

Many of our research and development programs are at an early stage. Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and the FDA may not ultimately approve our product candidates for commercial sale. Further, even if the results of our preclinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or Phase II clinical trials may not be repeated in larger Phase II or Phase III clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any of our drug candidates could be unsuccessful, which would prevent us from commercializing the drug. Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price.

If we fail to maintain our existing or establish new collaborative relationships, or if our collaborators do not devote adequate resources to the development and commercialization of our licensed drug candidates, we may have to reduce our rate of product development and may not see products brought to market or be able to achieve profitability.

Our strategy for developing, manufacturing and commercializing our products includes entering into various relationships with large pharmaceutical companies to advance many of our programs. We have granted exclusive development, commercialization and marketing rights to a number of our collaborators for some of our key product development programs, including AMG 073, calcilytics, mGluRs and glycine reuptake inhibitors. Except in the case of our collaboration with AstraZeneca for research involving mGluRs, our collaborators have full control over those efforts in their territories and the resources they commit to the programs. Accordingly, the success of the development and commercialization of product candidates in those programs depends on their efforts and is beyond our control. For us to receive any significant milestone or royalty payments from our collaborators, they must advance drugs through clinical trials, establish the safety and efficacy of our drug candidates, obtain regulatory approvals or achieve market acceptance of those products.

Under our collaboration with AstraZeneca, we are required to co-direct the research and to pay for an equal share of the research through a minimum of 30 months and, under certain circumstances, for the full term of 60 months. This commitment of personnel and capital may limit or restrict our ability to initiate or pursue other research efforts. As part of our product development strategy, we evaluate whether to seek collaborators for our product candidates. If we elect to collaborate, we may not be able to negotiate collaborative arrangements for our product candidates on acceptable terms, if at all. If we are unable to establish collaborative arrangements, we will either need to increase our expenditures and undertake the development and commercialization activities at our own expense or delay further development of the effected product candidate. Our research funding agreement with the Canadian government significantly limits our ability to establish collaborations for ALX-0600 without its consent.

Collaborative agreements, including our existing agreements, pose the following risks:

•	our contracts with collaborators may be terminated and we may not be able to replace our collaborators;

•	the terms of our contracts with our collaborators may not be favorable to us in the future;

•	our collaborators may not pursue further development and commercialization of compounds resulting from their collaborations with us;

•	a collaborator with marketing and distribution rights to one or more of our products may not commit enough resources to the marketing and distribution of our product candidates;

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disputes with our collaborators may arise, leading to delays in or termination of the research, development or commercialization of our product candidates, or resulting in significant litigation or arbitration;

•	contracts with our collaborators may fail to provide significant protection if one or more of them fail to perform;

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in some circumstances, if a collaborator terminates an agreement, or if we are found to be in breach of our obligations, we may be unable to secure all of the necessary intellectual property rights to continue developing the same compound or product;

•	our collaborators could independently develop, or develop with third parties, drugs that compete with our products; and

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we may be unable to meet our financial or other obligations under our collaborative agreements; for example, we have had to obtain a waiver of our obligation to have manufactured in Canada clinical supplies of ALX-0600 because no such Canadian manufacturer could be identified, and we could face similar issues in the future, which might lead to a loss of significant rights or require us to pay significant damages.

There is a great deal of uncertainty surrounding the success of our current and future collaborative efforts. If our collaborative efforts fail, our business and financial condition would be materially harmed.

Because we do not have marketing, sales or distribution capabilities, we may be unable to market and sell our products and generate revenues.

We have recruited and continue to recruit marketing, market research, and product planning personnel. However, we currently have no sales, marketing or distribution capabilities. In order to commercialize any product candidates for which we receive FDA approval, we will have to develop a sales and marketing force or rely on third parties to perform these functions. To market products directly, we will have to develop a marketing and sales force with technical expertise and supporting distribution capability. Our inability to develop expertise and attract skilled marketing and sales personnel to establish in-house sales and distribution capabilities may limit our ability to gain market acceptance for our products and generate revenues. For example, if we are successful in our Phase III clinical trials with PREOS, and the FDA grants approval for the commercialization of PREOS, we will be unable to introduce the product to market without developing these capabilities. We have only recently begun to develop our internal sales and marketing force and cannot assure you that we will be successful in our efforts to establish this force. Further, if we rely on relationships with one or more large pharmaceutical companies with established distribution systems and direct sales forces to market any or all of our product candidates, we cannot assure you that we will be able to enter into or maintain agreements with these companies on acceptable terms, if at all.

In addition, we expect to begin to incur significant expenses in developing sales, marketing and distribution capabilities in advance of determining our commercialization strategy with respect to one or more of our product candidates. The determination of our commercialization strategy with respect to a product candidate will depend on a number of factors, including:

•	the extent to which we have funded the development of the product candidate independently;

•	the extent to which our agreement with our collaborators permits us to exercise marketing or promotion rights with respect to the product candidate; and

•	how our product candidates compare with competitive products with respect to labeling, pricing and therapeutic effect.

A number of these factors will be difficult to determine until additional information is known and are otherwise outside of our control. Therefore, we may change commercialization strategies by entering into agreements with our collaborators or third parties after we have incurred significant expenses in developing internal sales, marketing and distribution capabilities. A change of this nature could result in increased expenses or delays in commercialization and therefore could delay revenues and adversely affect our future operating results.

We have no manufacturing capabilities. We depend on third parties for manufacturing and storage of our product candidates and our clinical trials and product introductions may be delayed or suspended if the manufacture of our products is interrupted or discontinued.

We do not have manufacturing facilities to produce sufficient supplies of either PREOS or ALX-0600 to support clinical trials and preparations for commercial launch of these products, if they are approved. We are dependent on third parties for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

We have entered into agreements with contract manufacturers to manufacture PREOS for use in clinical trial activities and for commercial launch if PREOS is approved by the FDA. These contract manufacturers are currently our only source for the production and formulation of PREOS. To date, these contract manufacturers have produced only small quantities of PREOS relative to those needed for commercialization. They may be unable to scale production when necessary to allow preparations for commercial launch or accurately and reliably manufacture commercial quantities of PREOS at reasonable costs, on a timely basis, and in compliance with the FDA’s current good manufacturing practices, or cGMP. We will need to contract with one or more other commercial manufacturers to supply commercial grade quantities of PREOS.

Our agreement with the Canadian government requires that the ALX-0600 we use in clinical trials and for commercial launch be manufactured by a Canadian company. This agreement also contains a number of other significant restrictions on our ability to develop, manufacture and commercialize ALX-0600 outside of Canada. To the extent that we are unable to comply with any performance obligation or obtain a waiver of the obligation, the Canadian government would have the right to declare us in default. If we were unable to cure the default, we could suffer adverse consequences, including the payment of liquidated damages that would be material to us or surrendering all intellectual property rights associated with ALX-0600 in some circumstances. We have been unable to identify a Canadian manufacturer capable of manufacturing and formulating ALX-0600 in compliance with cGMP and with sufficient quantity and quality for our future clinical development program. As a result, we have arranged for a contract manufacturer outside of Canada to manufacture the bulk compound, which is then formulated into ALX-0600 by a Canadian company. We have notified the Canadian government of our arrangements and received their authorization to proceed with the manufacture of ALX-0600 for our Phase II clinical trials.

We may be unable to maintain our current relationships or establish new relationships with contract manufacturers on acceptable terms, if at all. Moreover, our reliance on contract manufacturers exposes us to the following additional risks:

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delays in scale-up to quantities needed for clinical trials or failure to manufacture such quantities to our specifications, or to deliver such quantities on the dates we require, could cause us to delay or suspend clinical trials, regulatory submissions and commercialization of our products in development;

•
our current and future manufacturers are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and international regulatory authorities for compliance with strictly enforced cGMP regulations and similar foreign standards, and we do not have control over our contract manufacturers’ compliance with these regulations and standards;

•	our current and future manufacturers may not be able to comply with applicable regulatory requirements, which would prohibit them from manufacturing products for us;

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if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production of our products;

•	our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could cause us to delay or suspend clinical trials, regulatory submission, required approvals or commercialization of our products under development, entail higher costs and result in our being unable to effectively commercialize our products.

We do not currently intend to manufacture any of our product candidates, although we may choose to do so in the future. If we decide to manufacture our products, we would be subject to the regulatory risks and requirements described above. We would also be subject to similar risks regarding delays or difficulties encountered in manufacturing our pharmaceutical products and we would require additional facilities and substantial additional capital. We cannot assure you that we would be able to manufacture any of our products successfully in accordance with regulatory requirements and in a cost-effective manner.

We may need additional financing, but our access to capital funding is uncertain.

Our current and anticipated operations, particularly our product development and commercialization programs for PREOS and ALX-0600, require substantial capital. We expect that our existing cash and cash equivalents will sufficiently fund our operations through at least 2003. However, our future capital needs will depend on many factors, including receiving milestone payments from our collaborators and making progress in our internally funded research, development and commercialization activities. Our capital requirements will also depend on the magnitude and scope of these activities, our ability to maintain existing and establish new collaborations, the terms of those collaborations, the success of our collaborators in developing and marketing products under their respective collaborations with us, competing technological and market developments, the time and cost of obtaining regulatory approvals, the extent to which we choose to commercialize our future products through our own sales and marketing capabilities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent and other rights and our success in acquiring and integrating complementary products, technologies or companies. We do not have committed external sources of funding and we cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

•	engage in equity financing that would be dilutive to current stockholders;

•	delay, reduce the scope of or eliminate one or more of our development programs;

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obtain funds through arrangements with collaborators or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or

•	license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

Because of the uncertainty of pharmaceutical pricing, reimbursement and healthcare reform measures, we may be unable to sell our products profitably.

The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. These third-party payors continually attempt to contain or reduce the costs of healthcare. There have been a number of legislative and regulatory proposals to change the healthcare system and further proposals are likely. Under current guidelines, Medicare does not reimburse patients for self-administered drugs. Medicare’s policy may decrease the market for our products that are designed to treat patients with age-related disorders, such as osteoporosis and hyperparathyroidism. Significant uncertainty exists with respect to the reimbursement status of newly approved healthcare products. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. We might not be able to sell our products profitably or recoup the value of our investment in product development if reimbursement is unavailable or limited in scope, particularly for product candidates addressing small patient populations, such as ALX-0600 for the treatment of short bowel syndrome.

As a result of intense competition and technological change in the pharmaceutical industry, the marketplace may not accept our products and we may not be able to compete successfully against other companies in our industry and achieve profitability.

Many of our competitors have drug products that have already been approved or are in development, and operate large, well-funded research and development programs in these fields. For example, Forteo, a fragment of the full-length parathyroid hormone for the treatment of osteoporosis, was recently recommended for approval by the FDA’s Endocrinologic and Metabolic Drugs Advisory Committee for the treatment of osteoporosis and Lilly has received an Approvable Letter from the FDA for Forteo as a treatment for osteoporosis. If PREOS is approved by the FDA, it will compete directly with Forteo and other approved therapies, including estrogen replacement therapies, bisphosphonate and selective estrogen modulators therapies. Similarly, Hectoral, a product of Bone Care International, Inc., is currently being marketed as a treatment to relieve some symptoms of secondary hyperparathyroidism and will compete directly with AMG 073, if it is approved by the FDA. Also, Genzyme Pharmaceuticals, Inc. is currently marketing RenaGel, which is a treatment for hyperphosphatemia, a condition resulting from secondary hyperparathyroidism. Many of our competitors have substantially greater financial and management resources, superior intellectual property positions and greater manufacturing, marketing and sales capabilities, areas in which we have limited or no experience. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new or improved pharmaceutical products and obtaining required regulatory approvals. Consequently, our competitors may obtain FDA and other regulatory approvals for product candidates sooner and be more successful in manufacturing and marketing their products than we or our collaborators.

Existing and future products, therapies and technological approaches will compete directly with the products we seek to develop. Current and prospective competing products may provide greater therapeutic benefits for a specific problem or may offer comparable performance at a lower cost. Any product candidate that we develop and that obtains regulatory approval must then compete for market acceptance and market share. Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Further, any products we develop may become obsolete before we recover any expenses we incurred in connection with the development of these products. As a result, we may never achieve profitability.

We may be unable to obtain patents to protect our technologies from other companies with competitive products, and patents of other companies could prevent us from manufacturing, developing, or marketing our products.

The patent positions of pharmaceutical and biotechnology firms are uncertain and involve complex legal and factual questions. In addition, the scope of the claims in a patent application can be significantly modified during prosecution before the patent is issued. Consequently, we cannot know whether our pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide us with significant proprietary protection or will be circumvented, invalidated, or found to be unenforceable. Until recently, patent applications in the United States were maintained in secrecy until the patents issued, and publication of discoveries in scientific or patent literature often lags behind actual discoveries. Patent applications filed in the United States after November 2000 generally will be published 18 months after the filing date unless the applicant certifies that the invention will not be the subject of a foreign patent application. We cannot assure you that, even if published, we will be aware of all such literature. Accordingly, we cannot be certain that the named inventors of our products and processes were the first to invent that product or process or that we were the first to pursue patent coverage for our inventions.

Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost and delay, even if the eventual outcome is favorable to us. We cannot assure you that our pending patent applications, if issued, would be held valid or enforceable. Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property rights. An adverse outcome in these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease or modify our use of the technology. Additionally, many of our foreign patent applications have been published as part of the patent prosecution process in such countries. Protection of the rights revealed in published patent applications can be complex, costly and uncertain.

The pursuit of patents is intensely competitive for therapeutic products in our areas of research. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in these and related fields. Some of these applications or patents may limit or preclude our applications and could result in a significant reduction in the coverage of our patents.

In order to protect goodwill associated with our company and product names, we rely on trademark protection for our marks. We have filed to register the “PREOS” trademark with the United States Patent and Trademark Office, which may or may not register this mark. Third parties may oppose this mark. Failure to timely register the PREOS mark or objections by the FDA could force us to select a new name for PREOS, which could cause us to incur additional expense or delay its introduction to market.

We also rely on trade secrets, know-how and confidentiality provisions in our agreements with our collaborators, employees and consultants to protect our intellectual property. However, these and other parties may not comply with the terms of their agreements with us, and we might be unable to adequately enforce our rights against these people or obtain adequate compensation for the damages caused by their unauthorized disclosure or use.

Finally, if we are found to be in noncompliance with one or more of our obligations under the terms of our research funding agreement with the Canadian government, we may be required to surrender all intellectual property rights associated with ALX-0600, or, at our option, pay liquidated damages.

We are subject to extensive government regulation that may cause us to cancel or delay the introduction of our products to market.

Our research and development activities and the clinical investigation, manufacture, distribution and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Depending upon the type, complexity and novelty of the product and the nature of the disease or disorder to be treated, that approval process can take several years and require substantial expenditures. Data obtained from testing are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals of our products. Drug testing is subject to complex FDA rules and regulations, including the requirement to conduct human testing on a large number of test subjects. We, our collaborators or the FDA may suspend human trials at any time if a party believes that the test subjects are exposed to unacceptable health risks. We cannot assure you that any of our product candidates will be safe for human use. Other countries also have extensive requirements regarding clinical trials, market authorization and pricing. These regulatory schemes vary widely from country to country, but, in general, are subject to all of the risks associated with United States approvals.

If any of our products receive regulatory approval, the approval will be limited to those disease states and conditions for which the product is safe and effective, as demonstrated through clinical trials. Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, a marketed product, its manufacturer and its manufacturing facilities are subject to unannounced inspections by the FDA and must comply with the FDA’s cGMP and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If a manufacturer fails to comply with any of the manufacturing regulations, it may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution. Other countries also impose similar manufacturing requirements.

If we fail to attract and retain key employees, we may have to delay the development and commercialization of our products.

We are highly dependent on the principal members of our scientific and management staff. If we lose any of these persons, our ability to develop products and become profitable could suffer. The risk of being unable to retain key personnel may be increased by the fact that we have not executed long-term employment contracts with our employees. Our future success will also depend in large part on our continued ability to attract and retain other highly qualified scientific and management personnel. We face competition for personnel from other companies, academic institutions, government entities and other organizations.

If product liability claims are brought against us, we may incur substantial liabilities that could reduce our financial resources.

The clinical testing and commercial use of pharmaceutical products involves significant exposure to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials on humans. Our insurance coverage may be insufficient to protect us against product liability damages. We might not be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us against product liability damages. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities involve the controlled use of hazardous materials, radioactive compounds and other potentially dangerous chemicals and biological agents. Although we believe our safety procedures for these materials comply with governmental standards, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. If an accident or environmental discharge occurs, we could be held liable for any resulting damages, which could exceed our financial resources.

Our stock price has been and may continue to be volatile and an investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We receive only limited attention by securities analysts and frequently experience an imbalance between supply and demand for our common stock. The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our common stock price include:

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us, our collaborators or our competitors;

•	published reports by securities analysts;

•	the progress of our and our collaborators’ clinical trials; governmental regulation; changes in medical and pharmaceutical product reimbursement policies;

•	developments in patent or other intellectual property rights;

•	publicity concerning the discovery and development activities by our licensees;

•	public concern as to the safety and efficacy of drugs that we and our competitors develop; and

•	general market conditions.

Anti-takeover provisions in our Certificate of Incorporation, Bylaws, stockholders rights plan and under Delaware law may discourage or prevent a change of control.

Provisions of our Certificate of Incorporation, Bylaws and Section 203 of the Delaware General Corporation Law could delay or prevent a change of control of NPS. For example, our Board of Directors, without further stockholder approval, may issue preferred stock that could delay or prevent a change of control as well as reduce the voting power of the holders of common stock, even to the extent of losing control to others. In addition, our Board of Directors has adopted a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus to:

•	fund clinical trials of our product candidates;

•	fund the development of sales, marketing and manufacturing capabilities to facilitate product commercialization, either internally or through contract relationships;

•	continue to advance our preclinical research programs;

•	in-license or acquire complementary products, technologies or companies; and

•	fund general corporate purposes.

We have discussions on an ongoing basis regarding potential acquisition and in-licensing opportunities that are complementary to our business. Although we may use a portion of the net proceeds for this purpose, we currently have no agreements or commitments in this regard.

The timing and amount of our actual expenditures for the purposes set forth above are subject to change and will be based on many factors, including:

•	the progress and scope of our internally funded research, development and commercialization activities;

•	our ability to comply with the terms of our research funding agreements;

•	our ability to maintain existing and establish new collaborations and the terms of those collaborations;

•	the success of our collaborators in developing and marketing products under their respective collaborations with us;

•	competing technological and market developments;

•	the time and cost of obtaining regulatory approvals;

•	the extent to which we choose to commercialize our future products through our own sales and marketing capabilities;

•	the costs we incur in obtaining and enforcing patent and other proprietary rights or gaining the freedom to operate under the patents of others; and

•	our success in acquiring and integrating complementary products, technologies or businesses.

These or other factors may result in our decision to make changes in the allocation of the net proceeds from the sale of securities offered by this prospectus. Our management will retain broad discretion as to the allocation of the net proceeds of any offering. However, we believe the net proceeds generally will enable us to focus on our business strategy and respond to competitive pressures. Until we use the net proceeds of any offering, we will invest the funds in highly liquid, investment-grade securities and money market funds.

RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

The ratio of earnings available to cover fixed charges for each of the periods indicated is as follows (dollars in thousands):

	Fiscal Year Ended December 31,
	1997	1998	1999	2000	2001
Ratio of earnings available to cover fixed charges	—	—	—	—	—

For the years ended December 31, 1997, 1998, 1999, 2000 and 2001, our earnings were insufficient to cover fixed charges for those periods by $11,527, $17,162, $35,654, $31,612 and $49,668, respectively. In calculating the ratio of earnings available to cover fixed charges, “earnings” consist of pre-tax income (loss) before adjustments for income from equity investees, plus fixed charges and distributed income from equity investees. Fixed charges consist of interest expense and estimated interest included in rental expense.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and are subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “NPS,” “we,” “us” or “our” refer only to NPS Pharmaceuticals, Inc. and not to any of our subsidiaries.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•
the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of United States $1,000 or any multiple of United States $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•
if other than United States currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•
if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•
if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. Federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We have initially appointed the trustee as the security registrar. Any transfer agent, and any other security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor any trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, merger and sale of assets

Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a United States corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events including bankruptcy, insolvency or reorganization of NPS.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)
the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, NPS and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting of facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•
We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•
We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or United States government obligations or, in the case of debt securities denominated in a currency other than United States dollars, foreign government obligations. As a condition to either of the above elections, for debt securities denominated in United States dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the action.

“foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•
direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York, without regard to principles of conflicts of laws.

No personal liability of directors, officers, employees and stockholders.

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become a creditor of NPS, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in the payment of senior debt occurs and is continuing beyond any grace period, which we refer to as a payment default; or

•
any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•
in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “—Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“designated senior debt” means our obligations under any of our senior debt that expressly provides that it is “designated senior debt.”

“indebtedness” means:

(1)    all of our indebtedness, obligations and other liabilities for:

•
borrowed money, including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

•
evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)    all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)    all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)    all of our obligations and other liabilities under any other any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

(5)    all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6)    all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5);

(7)    any of our indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

(8)    any and all deferrals, renewals, extensions, refundings of, amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

“senior debt” means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts accrued or due on or in connection with our indebtedness, including all deferrals, renewals, extensions or refundings of, or modifications or supplements to, that indebtedness. Senior debt shall not include:

•
any debt that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

“subsidiary” means any entity of which at least a majority of the outstanding voting stock having the power to elect a majority of the board of directors of such entity (in the case of a corporation) is, or of which at least a majority of the equity interests (in the case of an entity which is not a corporation) are at the time owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. We have filed these documents as exhibits to the registration statement related to this prospectus.

General

We are authorized to issue 45,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of December 31, 2001, there were approximately 30,164,597 shares of common stock issued and outstanding including 444,597 shares of NPS Allelix, our Canadian subsidiary, which are exchangeable into our common stock at any time on a one-for-one basis.

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Exchangeable Shares

In connection with our acquisition of Allelix, NPS Allelix issued 3,476,009 exchangeable shares. Each of the exchangeable shares is exchangeable at any time on a one-for-one basis into our common stock and are, as nearly as practicable, the functional and economic equivalent of our common stock.

We designated a single share of our preferred stock as special voting preferred stock in connection with our acquisition of Allelix in December 1999. The special voting share possesses a number of votes equal to the number of exchangeable shares of NPS Allelix outstanding from time to time. Through the holder of the special voting share, holders of exchangeable shares are entitled to vote on all matters submitted to a vote of the registered holders of our common stock. The registered holders of our common stock and the holder of the special voting share vote together as a class on all matters. The holder may exercise the voting rights only on the basis of instructions received from the holders of the NPS Allelix exchangeable shares. If no instructions are received, then the holder of the special voting share shall not exercise any of the voting rights. In the event of a liquidation, all outstanding exchangeable shares will automatically be exchanged for our common stock. The holder of the special voting share is not entitled to receive dividends, and in the event of any liquidation, dissolution, or winding-up of NPS, will receive an amount equal to the par value thereof. At such time as the special voting share has no votes attached to it because there are no exchangeable shares outstanding that we or our affiliates do not own, the NPS special voting share will cease to have any rights.

Stockholder Rights Plan

On December 4, 1996, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred stock purchase right for each share of our common stock outstanding on December 31, 1996, and each share of common stock issued after that date. Our board amended the plan on December 31, 2001 to increase the purchase price and extend the term. The rights are transferable with our common stock until they become exercisable, but are not exercisable until the distribution date described in the plan. Generally, the plan distribution date will not occur until a person or group acquires or makes a tender offer for 20 percent or more of our outstanding common stock. The rights expire on December 31, 2011 unless we redeem them at an earlier date. The expiration date may be extended by our board. When a right becomes exercisable, its holder is entitled to purchase from us  1/100th of a share of preferred stock at a purchase price of $300.00, subject to adjustment in certain circumstances.

Until the plan distribution date, the purchase rights will be evidenced by the certificates for common stock registered in the names of holders of our common stock. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common stockholders of record.

If any person or group acquires 20 percent or more of our common stock, the rights holders will be entitled to receive upon exercise, that number of shares of common stock that at the time have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of our liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount per common share of our company.

If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, that number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the purchase right. Our board has the right to redeem the purchase rights in certain circumstances for $.01 per share, subject to adjustment.

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board’s opinion, would impair its ability to represent our stockholders’ interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Other Obligations to Issue Capital Stock

We have adopted and maintain equity incentive plans pursuant to which we are authorized to issue stock, stock options and other types of compensation for employees, consultants and other persons who provide services to us. Our employees are also given the right to purchase our common stock at favorable purchase prices under some of these plans. In the event of a change in control transaction in which we are not the surviving corporation or in which more than 50 percent of the shares of our common stock entitled to vote are exchanged, all outstanding, unvested options shall vest and become immediately exercisable. As of December 31, 2001, we have outstanding options to acquire 2,635,345 shares of common stock under these plans. We have reserved an additional 1,388,564 shares of common stock for future issuance under these plans.

Registration Rights

We filed a resale registration statement for 3,900,000 shares of our common stock in connection with the private placement of those shares in April 2000. We also filed a resale registration statement for 264,650 shares of our common stock issued in connection with the exercise of warrants assumed in the Allelix acquisition. We are also obligated to file a resale registration statement covering 992,018 shares of common stock issued in private placements to GlaxoSmithKline and Johnson & Johnson. GlaxoSmithKline also has “piggyback” registration rights. Johnson & Johnson’s rights consist of both “demand” and “piggyback” registration rights. Johnson & Johnson’s “piggyback” rights are not currently exercisable.

Anti-Takeover Provisions

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15 percent or more of the corporation’s voting stock. A corporation may “opt out” of this statute, which we have not done.

Certificate of Incorporation and Bylaws Provisions

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control of NPS:

•	The number of directors that constitutes the whole board of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors;

•
Vacancies on our board of directors, including those resulting from an increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders;

•
A stockholder’s notice of the stockholder’s intent to bring business before an annual meeting or to nominate a person for election to the board of directors must be received by us within strict guidelines which may make it more difficult for stockholders to bring items before the meetings; and

•	Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws do not provide for cumulative voting in the election of directors.

In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of NPS.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc. Their address is 1825 Lawrence Street, Denver, Colorado 80202-1817, and their telephone number is (303) 298-5370. The transfer agent and registrar for the exchangeable shares issued by NPS Allelix is CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario M5H 4A6.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 5,000,000 shares of preferred stock, $.001 par value, in one or more series. We have designated 350,000 shares of our preferred stock as Series A Junior Participating Preferred Stock in connection with the stockholders rights plan, described under “Description of Common Stock” above. No other shares of preferred stock are outstanding, and we have no present plans to issue any additional shares of preferred stock.

Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each particular series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the number of shares in any series;

•	the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain United States federal income tax consequences relating to the preferred stock.

Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF THE DEPOSITARY SHARES

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the Securities and Exchange Commission.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depository shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of NPS, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of preferred stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depository may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor NPS will be liable if either the depositary or NPS is prevented or delayed by law or any circumstance beyond either the depository or NPS’s control in performing their respective obligations under the deposit agreement. NPS’s obligations and the depositary’s obligations will be limited to the performance in good faith of NPS or the depository’s respective duties under the deposit agreement. Neither the depositary nor NPS will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. NPS and the depositary may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depository must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

We may issue warrants for the purchase of debt securities, preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Stock warrants

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of NPS.

As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

We may distribute the securities:

•	from time to time in one or more transactions at a fixed price or prices;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Some securities that we may issue under this prospectus may be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these series of securities may make a market in the securities. However, they are not obligated to make a market and may discontinue market making activity at any time. We cannot provide any assurance as to the liquidity of the trading market for any securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Salt Lake City, Utah will pass on the validity of the issuance of the securities offered by this prospectus. Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois, will pass on certain legal matters in connection with the offered securities on behalf of the underwriters, dealers or agents.

EXPERTS

Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and for the period from October 22, 1986 (inception) to December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these consolidated financial statements refers to a change in the method of recognizing revenue on nonrefundable licensing fees in 2000.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC at:

Judiciary Plaza
450 Fifth Street, N.W.
Room 1024
Washington, D.C., 20549

Copies of our reports, proxy statements, and other information may also be inspected at the public reference facilities maintained by the SEC at the following regional offices of the SEC:

233 Broadway	500 West Madison Street
New York, New York 10279	Suite 1400
Chicago, Illinois 60661-2511

You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and information regarding registrants like us that file electronically.

Reports, proxy statements, and other information concerning us may also be inspected at The National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us in this prospectus to incorporate by reference the information that we file with it (File No. 000-23272), which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities that we have registered:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	The description of our common stock contained in our Registration Statement on Form 8-A12G filed on May 23, 1994; and

•
The description of our Rights Agreement and Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A12G/A filed on December 31, 2001 and our Current Report on Form 8-K filed on December 19, 1996.

The reports and other documents, including amendments to previously filed reports and documents, that we file after the date of this prospectus will update and supersede the information in this prospectus.

If you make a request for this information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests for this information should be submitted to:

James U. Jensen
Corporate Secretary
NPS Pharmaceuticals, Inc.
420 Chipeta Way,
Salt Lake City, Utah, 84108
(801) 583-4939.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that information in this prospectus is accurate as of any date other than the date of this prospectus.